Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

between

LUCID ENERGY GROUP II HOLDINGS, LLC,

as Seller,

LASSO ACQUIROR LLC,

as Buyer

and, solely for purposes of Section 6.21, Article VIII and Article X,

LUCID ENERGY GROUP II LLC

Dated as of June 16, 2022

i

SCHEDULES

Schedule A	Accounting Principles
Schedule B	Illustrative Adjusted Working Capital Example

Buyer Disclosure Schedule
Seller Disclosure Schedule

EXHIBITS
Exhibit A	Form of Assignment Agreement

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is entered into as of June 16, 2022, by and between Lucid Energy Group II Holdings, LLC, a Delaware limited liability company (“Seller”), Lasso Acquiror LLC, a Delaware limited liability company (“Buyer”) and, solely for purposes of Section 6.21, Article VIII and Article X, Lucid Energy Group II LLC, a Delaware limited liability company (“Lucid Parent”). Each of Seller, Buyer and Lucid Parent is, individually, a “Party,” and, collectively, they are the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding Interests (defined below) of Lucid Energy Delaware, LLC, a Delaware limited liability company (the “Company,” and such Interests, the “Company Interests”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Interests, on the terms and subject to conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Seller’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, Targa Resources Corp., a Delaware corporation (“Buyer Parent”) and Seller are entering into a guaranty (the “Buyer Parent Guaranty”); and

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Seller’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, certain individuals have entered into non-competition and non-solicitation agreements with Buyer, to be effective as of Closing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means GAAP, as modified by the adjustments, principles and methodologies expressly set forth on Schedule A. For further clarification, if alternative methodologies, principles and adjustments exist for calculating Cash, Indebtedness or current asset or current liability balances under GAAP, then the methodologies, principles and adjustments utilized on Schedule A shall apply and control.

“Action” means any suit, administrative hearing, claim, charge, grievance, citation, arbitration, audit, investigation, litigation or other proceeding (whether civil, criminal or administrative) by or before any court or other Governmental Authority.

“Adjusted Working Capital” means an amount (which may be positive or negative), calculated (x) except as otherwise set forth in this Agreement, as of the Adjustment Time and without giving effect to the Closing and (y) in accordance with the Accounting Principles (except to the extent such Accounting Principles conflict with the express definition of “Adjusted Working Capital”, other than Item 9 of Schedule A, in which case the definition of “Adjusted Working Capital” shall control), and without duplication, equal to (a) an amount equal to the sum of the current assets of the Company (excluding any amounts included in the calculation of the Company Closing Cash Amount, Restricted Cash and the items specifically set forth as additions on Schedule A, minus (b) an amount equal to the sum of the current liabilities of the Company, (i) including, without duplication, (x) the accrued Liability in respect of annual cash bonuses for the year of Closing (and for any prior year to the extent not previously paid), (y) accrued Benefit Plan Liabilities and Employment Liabilities and (z) any incurred but unpaid capital expenditures, but (ii) excluding any amounts included in the calculation of the Company Indebtedness Amount and the Outstanding Seller Transaction Expenses. The determination of Adjusted Working Capital shall (i) exclude all Tax assets, (ii) include all Tax liabilities (other than deferred Tax liabilities, income Tax liabilities and Tax liabilities for Transfer Taxes (the treatment of which is addressed in Section 2.5)), which shall include, for the avoidance of doubt, all Tax liabilities set forth on Section 3.11(a) of the Seller Disclosure Schedule to the extent the Company has not remitted such Taxes to the appropriate Governmental Authority prior to the Adjustment Time, (iii) assume compliance with Section 6.19(b) and (iv) exclude the items specifically set forth as exclusions on Schedule A. For illustrative purposes only, Schedule B includes a calculation of the Adjusted Working Capital, assuming for purposes of such calculation that the Closing Date is March 31, 2022.

“Adjustment Amount” means, without duplication, an amount (which may be positive or negative), calculated in accordance with the Accounting Principles, equal to:

(a)    (i) if the Adjusted Working Capital exceeds the Working Capital Target, a positive amount equal to the amount by which the Adjusted Working Capital exceeds the Working Capital Target or (ii) if the Working Capital Target exceeds the Adjusted Working Capital, a negative amount equal to the amount by which the Working Capital Target exceeds the Adjusted Working Capital;

(b)    plus the Company Closing Cash Amount;

(c)    (i) if the Interim Capital Expenditures are less than 95% of the Capital Expenditures Threshold, minus the amount by which the Capital Expenditures Threshold exceeds the Interim Capital Expenditures or (ii) if the Interim Capital Expenditures are greater than 105% of the Capital Expenditures Threshold, plus the amount by which the Interim Capital Expenditures exceeds the Capital Expenditures Threshold; provided, however, that in the case of clause (ii), the incurrence of capital expenditures for capital projects and maintenance in excess of the Capital Expenditures Threshold for which Buyer or its Affiliate has not provided prior written consent to Seller (such consent not to be unreasonably withheld, conditioned or delayed) shall be excluded;

(d)    minus the Company Indebtedness Amount; and

(e)    minus the Outstanding Seller Transaction Expenses.

“Adjustment Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. The Company shall be considered an Affiliate of Seller with respect to periods of time prior to and including the Closing and an Affiliate of Buyer with respect to periods of time from and after the Closing.

“Affiliate Contract” means any Contract or transaction between Seller or any of Seller’s Affiliates (other than the Company), on the one hand, and the Company, on the other hand; provided, however, that a commercial Contract between the Company, on the one hand, and any Seller Affiliate Portfolio Company, on the other hand, that was entered into on an arm’s length basis in the ordinary course of business consistent with past practice shall not be deemed to be an “Affiliate Contract.”

“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto (including the Disclosure Schedules), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Alternative Transaction” means (i) the acquisition, in a single transaction or a series of related transactions, of any of the Company Interests or any Interest or Right in the Company; (ii) the sale or other disposition, in a single transaction or a series of related transactions, of all or a material portion of the assets and properties of the Company; (iii) the merger, consolidation or combination of the Company; or (iv) any other transaction which would reasonably be expected to preempt or replace the transactions contemplated hereby.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assignment Agreement” means that certain Assignment and Assumption Agreement, by and between Seller and Buyer, in the form attached hereto as Exhibit A.

“Balance Sheet Date” means March 31, 2022.

“Base Purchase Price” means $3,550,000,000.

“Benefit Plan” means any welfare plan (as defined in Section 3(1) of ERISA), pension plan (as defined in Section 3(2) of ERISA) or bonus, incentive, deferred compensation, employment, consulting, severance, change in control, retention, termination or other compensation or benefit plan, program, policy, agreement or arrangement, in each case whether or not reduced to writing, and in each case that is sponsored, maintained, contributed to or required to be maintained or contributed to by any member of the Seller Group or any of their Affiliates involved in the Business for the benefit of any Participant or to which any member of the Seller Group or any of their Affiliates involved in the Business is a party or with respect to which any member of the Seller Group or any of their Affiliates involved in the Business has any actual or contingent Liability.

“Benefit Plan Liabilities” has the meaning set forth in Section 6.10(b).

“Books and Records” means all documents, instruments, papers, books and records, books of account, files, data and certificates of the Company (including the Company’s Governing Documents), in each case, that are in tangible or electronic form, including all financial and accounting records, studies, reports, Contracts, instruments, property records, surveys, equipment maintenance files, customer lists, supplier lists, marketing materials, complaint and Action files, written correspondence with Governmental Authorities, quality control records and procedures, engineering data and operating guidelines, blueprints, specifications, designs and drawings, and personnel and employment records.

“Bridge Commitment Letter” means that certain bridge commitment letter addressed to Buyer Parent, as amended, supplemented or replaced in compliance with this Agreement or as required pursuant to the terms of this Agreement following a Bridge Financing Failure Event, pursuant to which the financial institutions party thereto have agreed, subject only to the conditions set forth therein, to provide or cause to be provided the Bridge Financing.

“Bridge Fee Letter” means that certain fee letter relating to the Bridge Commitment Letter.

“Bridge Financing” means the debt financing in the form of bridge loans incurred or intended to be incurred pursuant to the Bridge Commitment Letter.

“Bridge Financing Conditions” means the conditions precedent to obtaining the Bridge Financing set forth in Exhibit C of the Bridge Commitment Letter (or, as applicable, any analogous provision as such may be amended, supplemented or replaced as contemplated by the definition of “Bridge Commitment Letter”).

“Bridge Financing Documents” means the agreements, documents and certificates contemplated by the Bridge Financing, including: (i) all credit agreements, note purchase agreements, indentures and notes relating to the Bridge Financing (such agreements the “Primary Bridge Financing Agreements”); (ii) all officer, secretary, solvency and perfection certificates, and legal opinions to be provided in connection with the Bridge Financing; and (iii) agreements providing for guarantees of the Bridge Financing.

“Bridge Financing Failure Event” means any of the following: (i) the commitments with respect to all or any portion of the Bridge Financing expiring or being terminated, other than as permitted under Section 6.16(b), (ii) for any reason, all or any portion of the Bridge Financing becoming unavailable, (iii) a breach or repudiation by any Bridge Financing Source party to the Bridge Commitment Letter of which Buyer obtains Knowledge, or (iv) any Affiliate or agent of any Bridge Financing Source shall allege in writing to Buyer that any of the events set forth in the foregoing clauses has occurred or is reasonably likely to occur. For the avoidance of doubt, any termination or expiration of the Bridge Commitment Letter in accordance with Section 6.16(b) shall not constitute a Bridge Financing Failure Event.

“Bridge Financing Source” means each party that has committed to provide or arrange the Bridge Financing under the Bridge Commitment Letter (including the parties to any joinder agreements thereto) or under any Primary Bridge Financing Agreement, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

“Business” has the meaning set forth on Section 1.1(b) of the Seller Disclosure Schedule.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York or Houston, Texas are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller on the date hereof and attached hereto.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1(a) (Organization), Section 5.2 (Authorization) and Section 5.9 (Brokers’ Fees).

“Buyer Parent” has the meaning set forth in the recitals to this Agreement.

“Buyer Parent Guaranty” has the meaning set forth in the recitals to this Agreement.

“Buyer Plans” has the meaning set forth in Section 6.10(g).

“Capex Cap” has the meaning set forth in Section 6.1(b)(xi).

“Capex Schedule” means the capital expenditure and maintenance budget for the Business as set forth on Section 1.1(c) of the Seller Disclosure Schedule.

“Capital Expenditures Threshold” means the aggregate amount of the capital expenditures and maintenance budget as set forth on the Capex Schedule from the date hereof through the Adjustment Time (prorated for the month in which Closing occurs).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and the Consolidated Appropriations Act, 2021, together with any other presidential memorandum or executive order relating to COVID-19 or any similar or successor Law.

“Cash” means all cash and cash equivalents, including any checks received and not yet deposited, but excluding (i) any checks written or issued but not yet drawn, (ii) any outbound wire transfers or deposits in transit, (iii) Restricted Cash (if any) and (iv) any amounts reflected in Adjusted Working Capital.

“Casualty Estimate” has the meaning set forth in Section 6.14(a).

“Casualty Event” means any loss, damage or destruction of assets of the Company that occurs on or after the date hereof and prior to Closing as a result of any act of God, fire, explosion, collision, earthquake, windstorm, flood or other casualty event or any condemnation by any Governmental Authority, but, for the avoidance of doubt excluding any loss, damage or destruction as a result of depreciation or ordinary wear and tear.

“Closing” has the meaning set forth in Section 2.3.

“Closing Adjustment Certificate” means a certificate signed by an officer of Buyer setting forth Buyer’s calculation of the Adjustment Amount and any asserted Excess Payment or Shortfall Payment, together with reasonable supporting calculations and documentation.

“Closing Date” means the date the Closing occurs pursuant to Section 2.3.

“Closing Payment” means the Closing Purchase Price minus the Escrow Amount.

“Closing Purchase Price” means the Base Purchase Price plus the Estimated Adjustment Amount (which will increase the Closing Purchase Price, if positive, or decrease the Closing Purchase Price, if negative).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Closing Cash Amount” means, without duplication, an amount equal to the aggregate amount of Cash at the Company as of the Adjustment Time (without giving effect to the Closing), assuming compliance with Section 6.20.

“Company Consolidated Group” has the meaning set forth in Section 3.11(c).

“Company Indebtedness Amount” means an amount equal to the aggregate amount of Indebtedness of the Company as of the Adjustment Time (without giving effect to the Closing) on the Closing Date in accordance with the Accounting Principles.

“Company Interests” has the meaning set forth in the recitals to this Agreement.

“Compliant” means, with respect to the Financing Information, that (a) with respect to the audited financial statements (i) PricewaterhouseCoopers LLC shall not have withdrawn its audit opinion with respect to any of the audited financial statements included in the Financing Information, unless a new unqualified audit opinion is delivered with respect to such financial statements by PricewaterhouseCoopers LLC or another nationally recognized independent public accounting firm and (ii) none of the financial statements included in the Financing Information shall have been restated or the Seller, any governing body of the Seller, any of its Affiliates or PricewaterhouseCoopers LLC shall have determined that a restatement of any such financial statements is required, unless such restatement has been completed and delivered to Buyer, or such Person has determined and confirmed in writing to Buyer that no restatement shall be required in accordance with GAAP and (b) with respect to the Interim Financial Statements, such financial statements present fairly, in all material respects, respectively, the consolidated financial position, statements of operations, equityholders’ equity and cash flows of Lucid Parent and its Subsidiaries (including the Company), at the respective dates set forth therein and for the respective periods covered thereby, and were prepared from the books and records of Lucid Parent and its Subsidiaries (including the Company) in all material respects in accordance with GAAP (except for the absence of footnotes and any year-end audit adjustments which are not material in amount or nature).

“Condition Satisfaction Date” means the third (3rd) Business Day after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date but subject to the satisfaction or, when permissible, waiver in writing of such conditions) is satisfied or, when permissible, waived in writing.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 11, 2022, by and between an Affiliate of Buyer and Lucid Parent.

“Confidential Information” has the meaning set forth in Section 6.3(e).

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Continuation Period” has the meaning set forth in Section 6.10(d).

“Continuing Employees” has the meaning set forth in Section 6.10(d).

“Contract” means any written or oral agreement, contract, subcontract, lease, sublease, license, sublicense, indenture, note, bond or other legally binding obligation, commitment or undertaking.

“Contracting Parties” has the meaning set forth in Section 10.12.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law (including the CARES Act) or Governmental Order, in each case required by any Governmental Authority.

“Credit Agreements” means, collectively, (a) that certain Credit Agreement, dated as of November 24, 2021, as amended by that certain First Amendment to Credit Agreement, dated as of May 13, 2022, and as further amended, restated, amended and restated or otherwise modified from time to time, by and among Lucid Borrower, Lucid Guarantor, Jefferies Finance LLC, as the administrative agent, Jefferies Finance LLC, as the collateral agent, and the other parties thereto from time to time, (b) that certain Revolving Credit Agreement, dated as of November 24, 2021, as amended, restated, amended and restated or otherwise modified from time to time, by and among Lucid Borrower, Lucid Guarantor, Jefferies Finance LLC, as the administrative agent, Jefferies Finance LLC, as the collateral agent, and the other parties thereto from time to time and (c) that certain Intercompany Note, dated as of November 24, 2021, by and among Lucid Borrower, Lucid Guarantor, the Seller, the Company and the other holders party thereto from time to time, in each case, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Current Participants” has the meaning set forth in Section 6.10(a).

“Debt Financing” has the meaning set forth in Section 6.15(a).

“Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.

“Employment Contracts” has the meaning set forth in Section 6.10(a).

“Employment Liabilities” has the meaning set forth in Section 6.10(a).

“Environmental Law” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including in respect of any natural resources or any presence, generation, use, storage, treatment, transport, disposal, arrangement for transport or disposal or Release of Hazardous Materials into the indoor or outdoor environment) or human health and safety (to the extent such health or safety relate to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliates” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.2.

“Escrow Agent” means JPMorgan Chase Bank, N.A., as escrow agent under the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in a customary form to be mutually agreed upon by Buyer and Seller to be entered into at Closing by and among Seller, Buyer and the Escrow Agent, as may be amended from time to time.

“Escrow Amount” means an amount equal to $15,000,000.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the account in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income (including interest) actually earned or accrued.

“Estimated Adjustment Amount” means the estimated Adjustment Amount set forth on the Estimated Adjustment Statement.

“Estimated Adjustment Statement” means a written statement signed by an officer of Seller delivered by Seller setting forth Seller’s good faith estimate of the Adjustment Amount, together with reasonable supporting calculations and documentation.

“Excess Payment” has the meaning set forth in Section 2.4(f)(i).

“FERC” has the meaning set forth in Section 3.14(a).

“Final Adjustment Certificate” means the Closing Adjustment Certificate delivered by Buyer pursuant to Section 2.4(b), as subsequently adjusted, if applicable, pursuant to Section 2.4(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm.

“Final Purchase Price” has the meaning set forth in Section 2.4(f)(i).

“Final Settlement Date” has the meaning set forth in Section 2.4(c).

“Financial Statements” has the meaning set forth in Section 3.7.

“Financing Information” means (a) the audited consolidated balance sheet of Lucid Parent and its Subsidiaries (including the Company) as of the last day of the fiscal year most recently ended prior to the Closing Date, and the related consolidated statements of operations, equityholders’ equity and cash flows for the year then-ended, (b) the unaudited consolidated balance sheet of Lucid Parent and its Subsidiaries (including the Company) as of the last day of each fiscal quarter ended after the most recently ended fiscal year for which financial statements are required to be provided pursuant to clause (a) and at least 45 days prior to the Closing Date, and the related consolidated statements of operations, equityholders’ equity and cash flows for the portion of the fiscal year then-ended (all such financial statements delivered pursuant to this clause (b), the “Interim Financial Statements”) and (c) customary authorization letters from the Seller Group authorizing the distribution of the foregoing financial information to prospective lenders or investors (including customary 10b-5 and material non-public information representations).

“Former Participants” has the meaning set forth in Section 6.10(a).

“Fraud” means, with respect to a Party, that such Party has willfully and knowingly committed fraud against the other Party with a specific intent to deceive and mislead such other Party regarding (x) the representations and warranties made in this Agreement or any certificates delivered pursuant to this Agreement or (y) the certifications made in any certificate delivered pursuant to this Agreement or any other Transaction Document.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governing Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or similar governing or organizational documents, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or similar governing or organizational documents and (d) with respect to any other entity, governing or organizational documents similar to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign or other government or political subdivision thereof, court or tribunal of competent jurisdiction, administrative agency or commission, arbitral body or arbitration organization, or other governmental, quasi-governmental or regulatory authority, department, board, bureau, agency or instrumentality.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, directive, ruling, subpoena, verdict, settlement, determination or award entered, issued, made or rendered by any Governmental Authority. For the sake of clarity, Federal Trade Commission or the Antitrust Division of the US Department of Justice correspondence indicating it has not completed its investigation is not a Governmental Order.

“Hazardous Materials” means any chemical, material, substance or waste that is regulated, defined or listed as hazardous or toxic, or as a solid waste, pollutant or contaminant or words of similar meaning or import under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law including (a) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, naturally occurring radioactive materials or radon; and (b) any Hydrocarbons or oil and gas exploration and production wastes.

“Hedge Agreements” means all outstanding futures, swaps, collars, puts, calls, hedges, derivatives, floors, caps, options or other Contracts (including any related transaction confirmations) with the primary purpose of enabling the Company to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, oil, gas, securities, interest rates, foreign currency or otherwise, either on a financial or physical basis.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Imbalances” means any imbalance between the amount of Hydrocarbons nominated and the Hydrocarbons actually delivered pursuant to any Contract between the Company and the applicable counterparty.

“Indebtedness” of a Person means (without duplication) the aggregate amount of the following as of the date of determination: (a) any indebtedness for borrowed money, (b) any Liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) to the extent constituting Liabilities of such Person which would be reflected on the balance sheet of such Person prepared in accordance with GAAP, any obligations under any earn-out or otherwise issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, (d) the net settlement amount of any Hedge Agreement, (e) all Liabilities under acceptance credit, letters of credit, performance bonds, surety bonds or similar facilities or instruments (other than trade payables) in each case solely to the extent drawn, funded or called as of such date of determination, (f) any guaranty or Liability of such Person as obligor, guarantor, surety or otherwise, directly or indirectly, of any of the foregoing described in clauses (a) through (e), (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), and (h) any obligations in the nature of accrued fees, interest, premiums or penalties, including termination fees, prepayment penalties, “breakage” costs or other similar payments or expenses in respect of any of the foregoing described in clauses (a) through (g); provided that “Indebtedness” shall not include (A) accounts payable to trade creditors, purchase commitments and accrued expenses, in each case, to the extent included as current Liabilities in the calculation of Adjusted Working Capital, (B) any Tax Liabilities or (C) Restricted Cash.

“Independent Accounting Firm” means KPMG LLP; provided that, in the event that the designated Independent Accounting Firm refuses or is otherwise unable to accept the appointment provided for hereunder, Seller and Buyer shall jointly appoint a replacement independent, nationally-recognized accounting firm to serve in the capacity of the Independent Accounting Firm; provided, further, that if the Parties are unable to mutually agree upon a replacement within five (5) Business Days then such replacement shall be selected by the Houston, Texas office of the American Arbitration Association in accordance with its Commercial Arbitration Rules.

“Intellectual Property” means any of the following: (a) patents and patent applications; (b) registered and unregistered trademarks, service marks and trade names, trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (c) registered and unregistered copyrights, and applications for registration of copyright; (d) internet domain names; (e) trade secrets, know-how and other rights in proprietary information; and (f) intellectual property rights (including by way of license or other agreement) in any Software.

“Intellectual Property Agreements” has the meaning set forth in Section 3.25(d).

“Interests” with respect to any Person means shares, partnership interests, limited liability company interests or any other equity interests in such Person.

“Interim Capital Expenditures” means the aggregate capital expenditures incurred (whether paid or accrued as a current liability in Adjusted Working Capital) in the ordinary course of business for the capital projects and maintenance set forth in the Capex Schedule from the date hereof through the Adjustment Time.

“Interim Period” has the meaning set forth in Section 6.1(a).

“IT Systems” means information technology devices, computers, Software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology equipment, and all associated documentation, owned by the Company or licensed or leased by the Company.

“Knowledge” means, with respect to Seller, the actual knowledge of any individual set forth on Section 1.1(a) of the Seller Disclosure Schedule after reasonable inquiry, and, with respect to Buyer, the actual knowledge of any individual set forth on Section 1.1(a) of the Buyer Disclosure Schedule after reasonable inquiry.

“Laws” means any and all applicable federal, state, local or foreign laws, statutes, constitutions, rules, regulations, ordinances, treaties, codes and rulings (including without limitation applicable common law), or other legally enforceable requirements of any Governmental Authority and all applicable Governmental Orders.

“Leased Real Property” means the real property subject to the Real Property Leases.

“Liability” means any debt, liability, penalty, fee, commitment or obligation of any kind or nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, lien, deed of trust, encumbrance, right of first offer or refusal, preemptive right or other preferential purchase right, option, restriction on transfer, covenant, right of way, encroachment, easement, license, claim, charge or other security interest or encumbrance.

“Lookback Date” means February 17, 2018.

“Lucid Borrower” means Lucid Energy Group II Borrower, LLC, a Delaware limited liability company.

“Lucid Guarantor” means Lucid Energy Group II Guarantor, LLC, a Delaware limited liability company.

“Lucid Parent” has the meaning set forth in the preamble to this Agreement.

“Marks” means fictional business names, corporate names, trade names, trade dress rights, trademarks and service marks, logos, domain names, social media identifiers, other sources of origin and registrations and applications for registration of any of the foregoing. For the avoidance of doubt, Marks do not include grade descriptors or product designations.

“Material Adverse Effect” means: (a) with respect to the Company, any change, event, occurrence, fact, condition, circumstance or development that (x) would prevent, materially delay or materially impede, or would reasonably be expected to prevent, materially delay or materially impede, the performance by the Company of its obligations under, or the consummation of the transactions contemplated by, this Agreement or the other Transaction Documents or (y) had, has, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or liabilities or prospects of the Company or the Business; provided, however, that in the case of clause (y), none of the following shall be taken into account in determining whether a Material Adverse Effect with respect to the Company had or has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries or geographies in which the Company operates, whether international, national, regional, state, provincial or local, (ii) any acts of war, terrorism, sabotage, the outbreak or escalation of hostilities, or changes in general regulatory or political conditions or geopolitical conditions, (iii) changes in Law, regulatory policy, accounting standards or principles (including GAAP) or the interpretation or enforcement thereof, (iv) any change in interest rates or economic, political, business or financial market conditions generally (including any changes or adverse conditions in the financial, banking, securities, credit, or commodities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index), (v) the announcement, negotiation or pendency of this Agreement or the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding their plans, proposals or projections with respect to the Company (including any impact on the relationship of the Company, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees, partners or others having relationships with the Company, (vi) actions or omissions expressly required to be taken or not taken by the Company pursuant to this Agreement or any of the other Transaction Documents or consented to in writing by Buyer or any of its Affiliates, (vii) any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Affiliates, (viii) failure by Seller or the Company to meet any projections or forecasts for any period occurring on or after the date hereof (it being understood and agreed that the exception in this clause (viii) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, occurrences or developments giving rise to such failure have resulted in or contributed to a Material Adverse Effect), (ix) any acts or failures to act or requirements (including any actions taken by the Bureau of Land Management or similar Governmental Authority to suspend, delay or otherwise not issue or approve any permit or similar filing for drilling, completion, and/or any related activity or operation) of a Governmental Authority, (x) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole, or (xi) any epidemic, pandemic or disease outbreak (including in respect of COVID-19); (b) with respect to Buyer, any change, event, occurrence, fact, condition, circumstance or development that would reasonably be expected to prevent, materially delay or materially impede the performance by Buyer or any of its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement or the other Transaction Documents to which Buyer is a party; and (c) with respect to Seller, any change, event, occurrence, fact, condition, circumstance or development that would reasonably be expected to prevent, materially delay or materially impede the performance by any member of the Seller Group or their Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement or any other Transaction Documents to which Seller is a party; except in the cases of clauses (a)(i) through (iv), and (a)(ix) – (xi) to the extent that such change, event, occurrence fact, condition, effect or development has a disproportionate impact on the business, condition (financial or otherwise), results of operation, assets or liabilities or prospects of the Company or the Business, relative to other similarly situated industry participants, then solely the incremental disproportionate impact on the Company may be taken into account in determining whether a Material Adverse Effect had, has, or would reasonably be expected to have occurred.

“Material Contracts” means the following Contracts to which the Company is a party or is otherwise bound and which is in effect on the date hereof:

(a)    each Contract for (x) gathering, treating, sequestration, processing or compression services or (y) Hydrocarbon purchases, that, in each case by the Company, (i) if a fee-based contract, is reasonably anticipated to result in aggregate payments to the Company during the current calendar year, or in the immediately preceding calendar year has resulted in aggregate payments to the Company, in excess of $2,500,000 or (ii) if a percentage of proceeds contract, is reasonably anticipated to result in a share of proceeds retained by the Company for its own account during the current calendar year, or in the immediately preceding calendar year has resulted in proceeds retained by the Company, in excess of $2,500,000;

(b)    each Contract for (x) sales of Hydrocarbons that is reasonably anticipated to result in aggregate payments to the Company during the current calendar year, or in the immediately preceding calendar year has resulted in aggregate payments to the Company, in excess of $2,500,000 or (y) transportation of Hydrocarbons that is reasonably anticipated to result in aggregate payments by the Company during the current calendar year, or in the immediately preceding calendar year has resulted in aggregate payments by the Company, in excess of $2,500,000;

(c)    each Contract relating to any acquisition or disposition of any assets or businesses (whether by merger, sale of stock, sale of assets or otherwise), whether currently pending or entered into since the Lookback Date, (x) for a purchase price in excess of $2,500,000 or (y) for which there are outstanding indemnification or earn out obligations;

(d)    each Contract under which the Company is obligated to acquire or dispose of any real property or any interest therein (including option Contracts);

(e)    each Real Property Lease;

(f)    each Hedge Agreement;

(g)    each Contract relating to the employment or engagement of any employee, officer, director, consultant or independent contractor of any member of the Seller Group or any of their Affiliates involved in the Business providing annualized compensation in excess of $250,000;

(h)    any collective bargaining, memorandum of understanding, or other Contract with any labor union with respect to current or former employees of any member of the Seller Group or any of their Affiliates involved in the Business;

(i)    each Contract that limits the freedom of the Company (or Buyer or any of its Affiliates following the closing) to engage in any line of business, acquire any entity or compete with any Person or in a market or geographical area, including non-competition or non-solicitation agreements, covenants not to compete, and area of mutual interest Contracts;

(j)    each Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contain any right of first offer, right of first refusal, “take-or-pay” or “most favored nations” arrangements, provide for any minimum volume commitments, capacity reservation charges, volume deficiency fees, or include acreage, wellbore, facility or plant dedications or similar dedications or commitments by the Company;

(k)    each Contract pursuant to which the Company is obligated to construct, operate or maintain facilities of third parties;

(l)    each Contract (including any engineering, procurement or construction Contract) containing any obligation for capital commitments or expenditures in excess of $2,500,000;

(m)    each Contract establishing any partnership, joint venture, strategic alliance or other similar collaboration or investment in any Person;

(n)    each Contract evidencing Indebtedness, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements or security agreements;

(o)    each Contract involving payment obligations to or from the Company that are reasonably anticipated to be in excess of, individually or in the aggregate, in the current calendar year or the immediately preceding calendar year $2,500,000 (it being understood that payment obligations to or from the Company under any purchase orders under a Contract shall be aggregated with the obligations under the applicable Contract for purposes of determination of the foregoing threshold);

(p)    each Contract involving the resolution or settlement of any actual or threatened Actions against or by the Company (x) in an amount greater than $500,000 that has not been fully performed by the Company or (y) that otherwise imposes continuing conduct obligations (other than confidentiality obligations) on the Company;

(q)    each Intellectual Property Agreement; and

(r)    each Contract with a Governmental Authority, other than any Rights-of- Way or Permits.

“Material Customers” means the top ten (10) customers of the Company by fee revenue for (a) the fiscal years ended December 31, 2021 and December 31, 2020 and (b) the 2022 fiscal year year-to-date.

“Material Permit” has the meaning set forth in Section 3.24.

“New Dedication/Offload Arrangement” has the meaning set forth in Section 6.1(b)(x).

“New Material Contract” has the meaning set forth in Section 6.1(b)(x).

“Non-Party Affiliate” has the meaning set forth in Section 10.12.

“Notice of Disagreement” has the meaning set forth in Section 2.4(c).

“Outside Date” has the meaning set forth in Section 9.1(b).

“Outstanding Seller Transaction Expenses” has the meaning set forth on Section 1.1(f) of the Seller Disclosure Schedule.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Owned Real Property” has the meaning set forth in Section 3.13(a).

“Participant” means any current or former officer, employee or independent contractor of any member of the Seller Group or any of their Affiliates, in each case to the extent involved in the Business.

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Pass-Through Tax Return” means any income Tax Return filed by or with respect to the Company to the extent that (a) the Company is treated as a pass-through entity for purposes of such Tax Return and (b) the results of the operations reflected on such Tax Returns are also reflected on the Tax Returns of the Seller or the direct or indirect owners of the Seller.

“Payoff Indebtedness” means the Indebtedness of the Company incurred pursuant to the Credit Agreements and any other Indebtedness for borrowed money incurred on or after the date hereof and prior to Closing.

“Payoff Letters” has the meaning set forth in Section 2.3(b)(iv).

“Permits” means permits, licenses, franchises, registrations, variances, authorizations, certificates of occupancy (or local equivalents), consents, certifications and approvals required under any Law (including Environmental Law) or obtained from any Governmental Authority.

“Permitted Liens” means any and all: (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens (including all statutory Liens therefor) to the extent arising or incurred in the ordinary course of business securing obligations not yet due or delinquent or, if delinquent, that are being contested in good faith through appropriate proceedings or otherwise described in Section 1.1(d)(i) of the Seller Disclosure Schedule, (b) Liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith through appropriate proceedings and described in Section 1.1(d)(ii) of the Seller Disclosure Schedule, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, which capital lease arrangements are set forth on Section 3.16 of the Seller Disclosure Schedule; (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits held by the Company in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (f) pledges to secure public or statutory obligations or appeal bonds, (g) Liens referred to in the most recent Financial Statements, (h) easements, covenants, rights of way, restrictive covenants, zoning ordinances and similar encumbrances on title to real and personal property that do not (in each case) materially detract from the value of or materially interfere with the current use, occupancy or value of the property subject thereto or conduct of the Business thereon, (i) statutory Liens for obligations that are not payable, (j) Liens encumbering only the fee interest of third parties in those tracts of real property encumbered by the Rights-of-Way to the extent (i) no proceedings have commenced to foreclose (or take similar action) on such Liens or (ii) Chapter 66 of the Texas Property Code is applicable, (k) Liens securing any Indebtedness of the Company that will be released at Closing (including, for the avoidance of doubt, under the Credit Agreements), (l) easements, rights-of-way, covenants, servitudes, surface leases, conditions, restrictions, and other rights vested in the ordinary course of business and burdening the assets of the Company for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the date hereof and that do not materially detract from the value of the Company subject thereto or affected thereby (as operated as of the date hereof and the Closing Date), (m) Liens that would not, individually or in the aggregate, reasonably be expected to be material to the Company or the operation of the Business or to materially detract from the value of the Company, (n) licenses of Intellectual Property that do not materially impair the current use or value of the subject thereof, and (o) applicable Laws (i) to control or regulate any of the assets or properties of the Company in any manner (ii) by the terms of any grant, license or permit, or by any provision of Law, to terminate such grant, license or permit or to purchase condemn, expropriate or recapture or to designate a purchaser of any of the assets or properties of the Company to the extent (in each case) such rights do not materially detract from the value of or materially interfere with the use of the assets of the Company, (iii) to use such property in a manner which does not materially impair the use of such property for the purpose for which it is currently owned and operated as of the Closing Date, or (iv) to enforce any obligations or duties affecting the assets or properties of the Company to any Governmental Authority with respect to any franchise, grant, license or permit.

“Personal Information” means information that (a) identifies or can be used to identify an individual or household (including, without limitation, names, signatures, addresses, telephone numbers, email addresses, geolocation information and other unique identifiers); or (b) is defined as “personal information,” “personal data,” or any similar term under applicable Privacy/Data Security Laws.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority.

“Phase I” has the meaning set forth in Section 6.3(b).

“Phase II” has the meaning set forth in Section 6.3(b).

“Post-Closing Bonus” has the meaning set forth on Section 1.1(g) of the Seller Disclosure Schedule.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, or transfer of Personal Information or the security of the IT Systems.

“Privacy Policies” has the meaning set forth in Section 3.25(h).

“Pro Rata Bonus” has the meaning set forth in Section 6.10(e).

“Purchase Price Allocation” has the meaning set forth in Section 6.8(d).

“Real Property” collectively means the Owned Real Property, Leased Real Property and Rights-of-Way Real Property.

“Real Property Leases” means the leases, subleases, licenses, sublicenses or similar agreements for the use or occupancy of real property under which the Company is a lessee, sublessee, licensee or sublicensee or has rights to use or occupy real property, together with all amendments, extensions, renewals, estoppel certifications, subordination non-disturbance and attornment agreements, guaranties and other material agreements related thereto.

“Registered Intellectual Property” means all issued patents, patent applications, trademark registrations, trademark applications, copyright registrations, copyright applications, and domain names owned or purported to be owned by the Company in all applicable jurisdictions.

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Releasee” has the meaning set forth in Section 8.2.

“Releasor” has the meaning set forth in Section 8.2.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Removal Deadline” has the meaning set forth in Section 6.13(d).

“Replacement Financing” has the meaning set forth in Section 6.16(d).

“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, general and limited partners, attorneys, consultants, advisors, financing sources, members or other Persons acting on behalf of such Person.

“Required Amount” has the meaning set forth in Section 5.5(a).

“Restricted Cash” means restricted cash or cash equivalents held or retained by any Person for the benefit, or pursuant to the requirement, of any other Person, including all cash and cash equivalents that are (a) used as collateral for (x) Indebtedness or (y) acceptance credit, letters of credit, performance bonds, surety bonds or similar facilities or instruments or (b) held or deposited as security deposits or escrow or similar deposits.

“Right” means any option, warrant, convertible or exchangeable security, subscription right, purchase right, redemption or repurchase right, conversion right, exchange right, preemptive right, phantom stock, profit participation or other right, however denominated, to subscribe for, purchase or otherwise acquire any Interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Rights-of-Way” has the meaning set forth in Section 3.13(b).

“Rights-of-Way Real Property” means the real property subject to the Rights-of-Way.

“R&W Insurance Policy” has the meaning set forth in Section 6.12.

“Sanctioned Person” means any Person: (a) listed on any Sanctions Laws-related list of designated or blocked persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, or the United Kingdom; (b) resident in or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions Laws from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic); or (c) majority-owned by any of the foregoing.

“Sanctions Laws” means all applicable economic or trade sanctions or trade embargo Laws administered or enforced by the United States (including OFAC or the U.S. Department of State) or the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Arrangements” has the meaning set forth in Section 3.17.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Affiliate Portfolio Company” means any portfolio company (as such term is commonly understood in the private equity industry) of any Affiliate of Seller, other than the Seller Group.

“Seller Consolidated Group” means any Consolidated Group of which each of (i) the Company and (ii) Seller or any Affiliate of Seller (other than the Company) is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Credit Support Obligations” has the meaning set forth in Section 6.11.

“Seller Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by Seller to Buyer on the date hereof and attached hereto.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization), Section 3.2(a) (Noncontravention), Section 3.3 (Capitalization), Section 3.23(a) (Brokers’ Fees), Section 4.1(a) (Organization), Section 4.2 (Authorization), Section 4.3(a) (Noncontravention), Section 4.4 (Ownership) and Section 4.5 (Brokers’ Fees).

“Seller Group” means Lucid Parent, Lucid Borrower, Lucid Guarantor, Seller and the Company.

“Seller Marks” has the meaning set forth in Section 6.13.

“Seller Profits Interests” has the meaning set forth in Section 3.3(b).

“Seller Severance Amount” has the meaning set forth on Section 1.1(e)(i) of the Seller Disclosure Schedule.

“Seller 401(k) Plan” has the meaning set forth in Section 6.10(i).

“Seller’s Counsel” has the meaning set forth in Section 10.13(a).

“Shortfall Payment” has the meaning set forth in Section 2.4(f)(i).

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format) and related documentation and materials.

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

“Surety Bonds” has the meaning set forth in Section 3.17.

“Tax” means any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, each in the nature of a tax, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental Authority, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.

“Transaction Documents” means this Agreement, the Buyer Parent Guaranty, the Escrow Agreement, the Assignment Agreement, the Confidentiality Agreement and all other documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.

“Transactional Risk Policies” has the meaning set forth in Section 3.18(b).

“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable state law.

“Willful and Material Breach” means, with respect to a Party, that such Party does one or more of the following: (a) willfully and intentionally breaches in any material respect (by refusing to perform or by taking an action prohibited) any material pre-Closing covenant applicable to such Party or (b) willfully and intentionally causes any of its representations or warranties under this Agreement to not be true and correct. For the avoidance of doubt, any failure by a Party to conduct the Closing when required pursuant to the terms of this Agreement shall constitute a “Willful and Material Breach.”

“Winter Storm Uri” means the February 2021 winter storm referred to as “Winter Storm Uri”.

“Working Capital Target” means has the meaning set forth in Section 1.1(h) of the Seller Disclosure Schedule.

Section 1.2    Terms Generally.

(a)    The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.

(b)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)    The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d)    The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

(e)    The word “or” has the inclusive meaning represented by the phrase “and/or.”

(f)    Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(g)    Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

(h)    Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.

(i)    Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.

(j)    Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(k)    All monetary figures shall be in United States dollars unless otherwise specified.

(l)    The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(m)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(n)    The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean, to the effect that any information, document or other material has been “delivered,” “provided to,” “made available to” or “furnished to” Buyer, that such information, document or material was made available for review by Buyer or any of its Representatives via e-mail or in the virtual data room set up by Seller in connection with this Agreement, in each case, on or prior to 2:00 p.m. Eastern Time on June 16, 2022.

ARTICLE II.

PURCHASE AND SALE OF THE COMPANY INTERESTS

Section 2.1    Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign, convey, deliver and transfer to Buyer, all of the Company Interests, free and clear of all Liens, except for any restrictions on the sale of securities under applicable securities Laws, at the Closing, for the consideration specified in Section 2.2.

Section 2.2    Purchase Price. At the Closing, (a) Buyer shall pay or cause to be paid in immediately available funds by wire transfer (i) to the Seller, an amount equal to the Closing Payment, to an account or accounts that have been designated by Seller (and confirmed orally by an authorized Representative of Seller) to Buyer in writing prior to the Closing, and (ii) to the applicable holders of Payoff Indebtedness, the amount set forth in each Payoff Letter to the account or accounts designated in such Payoff Letter (the “Indebtedness Payoff Amount”), and (b) Buyer, Seller and the Escrow Agent shall execute and deliver the Escrow Agreement, and Buyer shall deposit the Escrow Amount, by wire transfer of immediately available funds, in an account or accounts that have been designated by the Escrow Agent to Buyer in writing prior to the Closing (the “Escrow Account”), to be held in accordance with the terms hereof and the Escrow Agreement and be subject to release in accordance with Section 2.4(f). In the event of any inconsistency between the terms of this Agreement and those of the Escrow Agreement, the statements in this Agreement shall control. For the avoidance of doubt, the Escrow Amount shall remain in the Escrow Account until payment of the Adjustment Amount set forth on the Final Adjustment Certificate pursuant to Section 2.4.

Section 2.3    Closing.

(a)    Subject to the satisfaction or, when permissible, waiver in writing of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020 (or remotely via the electronic exchange of closing deliveries), commencing at 10:00 a.m. prevailing Eastern Time (i) on the Condition Satisfaction Date; provided that, if the Condition Satisfaction Date occurs after the date that is ninety (90) days after the date of this Agreement, then the Closing shall occur in accordance with Section 6.16(e); provided, further, that if the Outside Date is expected to occur prior to the expiration of the thirty (30)-day period referenced in Section 6.16(e), then the Outside Date shall be postponed as necessary or (ii) on such other date or at such other time or place as the Parties may mutually agree upon in writing. The Closing shall be effective for all purposes at 12:01 a.m. prevailing Eastern Time on the Closing Date.

(b)    At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)     one or more counterparts to the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(ii)    evidence of resignations or removals, effective as of the Closing, of each of the directors, managers and officers of the Company appointed or designated to such positions by Seller or its Affiliates with respect to whom Buyer has delivered written notice requesting resignation or removal at least ten (10) Business Days prior to the Closing;

(iii)    a duly executed Internal Revenue Service Form W-9 with respect to Seller; provided that Buyer’s sole right or remedy if Seller fails to provide such Internal Revenue Service Form W-9 shall be to make any withholding required under Section 1445 of the Code;

(iv)    duly executed payoff letters (the “Payoff Letters”) and duly executed guarantee and lien release documents, as applicable, providing for the satisfaction and discharge of all obligations and release and termination of all security interests in respect of the Payoff Indebtedness effective upon the payment of the amounts set forth in such Payoff Letters at the Closing in accordance with Section 2.2, all of which shall be in form and substance reasonably satisfactory to Buyer;

(v)    a counterpart to the Assignment Agreement duly executed by Seller, along with duly endorsed copies of any certificates, if any, evidencing the Company Interests;

(vi)    the certificate referred to in Section 7.3(e); and

(vii)    any other agreements, instruments, and documents which are expressly required by the other terms of this Agreement to be executed and/or delivered at the Closing by Seller or its Affiliates.

(c)    At the Closing, Buyer shall pay or cause to be paid, in each case as contemplated by Section 2.2:

(i)    to Seller, the Closing Payment;

(ii)    to the Escrow Agent, a deposit in the amount of the Escrow Amount in the Escrow Account; and

(iii)    to the holders of Payoff Indebtedness named in each Payoff Letter, the Indebtedness Payoff Amount.

(d)    At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)    a counterpart to the Escrow Agreement, duly executed by Buyer;

(ii)    a counterpart to the Assignment Agreement duly executed by Buyer;

(iii)    the certificate referred to in Section 7.2(d); and

(iv)    any other agreements, instruments, and documents which are expressly required by the other terms of this Agreement to be executed and/or delivered at the Closing by Buyer or its Affiliates.

Section 2.4    Purchase Price Adjustments.

(a)    Estimated Adjustment Statement. Seller shall deliver the Estimated Adjustment Statement to Buyer no later than three (3) Business Days prior to the Closing Date.

(b)    Closing Adjustment Certificate. Within one hundred twenty (120) days after the Closing Date, but no earlier than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller the Closing Adjustment Certificate, together with reasonable supporting calculations and documentation. Each Party shall (i) permit the other Party and its Representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation and review of the Closing Adjustment Certificate and provide the other Party with copies thereof (as reasonably requested by the requesting Party) and (ii) provide the other Party and its Representatives reasonable access to such Party’s (and the Company’s) employees and advisors upon reasonable advance notice and during normal business hours in order to analyze and prepare the Closing Adjustment Certificate.

(c)    Notice of Disagreement. The Closing Adjustment Certificate delivered by Buyer shall become final and binding upon the Parties on the date that is thirty (30) days after receipt of the Closing Adjustment Certificate by Seller (the “Final Settlement Date”), unless Seller gives written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If a Notice of Disagreement is timely received by Buyer, then the Closing Adjustment Certificate (as revised in accordance with Section 2.4(d), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate and (ii) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.

(d)    Closing Adjustment Certificate Dispute Resolution. During the first twenty (20) days after the date upon which Buyer receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement with respect to all matters specified in the Notice of Disagreement, the matters that remain in dispute may as promptly as reasonably practicable thereafter be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution; provided, however, that any materials so provided to the Independent Accounting Firm shall also simultaneously be made available to the other disputing Party. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable, and shall be conducted on a confidential basis. Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Parties shall cooperate with the Independent Accounting Firm during the term of its engagement and shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.4, and the Final Adjustment Certificate reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an independent accounting firm, (ii) address only those items in dispute and all determinations shall be based solely on the written presentations of Seller and Buyer and their respective Representatives, and not by independent review, and (iii) for each disputed item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties. Judgement may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(e)    The costs and expenses of the Independent Accounting Firm in connection with resolving such disputed matters pursuant to Section 2.4(d) shall be borne by Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer claims the Adjustment Amount is one thousand dollars ($1,000) less than the amount determined by Seller, and Seller contests only five hundred dollars ($500) of the amount claimed by Buyer, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Buyer three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Independent Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller and forty percent (40%) (i.e., 200 ÷ 500) to Buyer. Prior to the Independent Accounting Firm’s determination of disputed matters pursuant to Section 2.4(d), (i) Buyer, on the one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Independent Accounting Firm and (ii) during the engagement of the Independent Accounting Firm, the Independent Accounting Firm will bill fifty percent (50%) of the total charges to each of Buyer, on the one hand, and Seller, on the other hand (it being acknowledged and agreed that following the Independent Accounting Firm’s determination of disputed matters pursuant to Section 2.4(d), such costs and expenses shall be reallocated among Buyer and Seller in accordance with the previous sentence).

(f)    Final Settlement and Adjustment to Purchase Price; Payment.

(i)    (x) If the Adjustment Amount set forth on the Final Adjustment Certificate is less than the Estimated Adjustment Amount, then the “Final Purchase Price” shall mean the Closing Purchase Price decreased by an amount equal to the absolute value of such excess of the Estimated Adjustment Amount over the Adjustment Amount set forth on the Final Adjustment Certificate (an “Excess Payment”), and (y) if the Adjustment Amount set forth on the Final Adjustment Certificate is greater than the Estimated Adjustment Amount, then the “Final Purchase Price” shall mean the Closing Purchase Price increased by an amount equal to the absolute value of such excess of the Adjustment Amount set forth on the Final Adjustment Certificate over the Estimated Adjustment Amount (a “Shortfall Payment”). If the Adjustment Amount set forth on the Final Adjustment Certificate is equal to the Estimated Adjustment Amount, then the “Final Purchase Price” shall mean the Closing Purchase Price.

(ii)    Any Excess Payment or Shortfall Payment, as applicable, shall be paid as follows:

(A)    in the event of a Shortfall Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, subject to Section 2.4(f)(iii), (1) Buyer shall pay or cause to be paid in immediately available funds by wire transfer to an account designated in writing by Seller an amount in cash equal to the Shortfall Payment, and (2) Buyer and Seller shall execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer to an account designated in writing by Seller an amount in cash equal to the balance of the Escrow Funds remaining in the Escrow Account;

(B)    in the event of an Excess Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, Buyer and Seller shall, subject to Section 2.4(f)(iii), execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer (1) to an account designated in writing by Buyer in cash equal to the lesser of (x) the Excess Payment and (y) the amount of Escrow Funds available in the Escrow Account, and (2) if any Escrow Funds remain immediately after such payment to Buyer, to Seller an amount in cash equal to the balance of the Escrow Funds remaining in the Escrow Account; or

(C)    in the event that the Adjustment Amount set forth on the Final Adjustment Certificate is equal to the Estimated Adjustment Amount, Buyer shall not be required to make any additional payments pursuant to this Section 2.4 and Buyer and Seller shall execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer to and account designated in writing by Seller an amount in cash equal to the balance of the Escrow Funds remaining in the Escrow Account.

(iii)    In no event shall Buyer be entitled to, and in no event shall Seller have any liability with respect to, payment pursuant to this Section 2.4(f) of any amount in excess of the Escrow Funds and the Escrow Funds are the Buyer’s sole and exclusive remedy with respect to any Excess Payment.

(iv)    The payment described in Section 1.1(h) of the Seller Disclosure Schedule shall, if applicable pursuant to the terms set forth therein, be made substantially concurrently with any Shortfall Payment, Excess Payment or release of Escrow Funds pursuant to this Section 2.4(f).

Section 2.5    Transfer Taxes. The Parties do not expect that the transactions contemplated by this Agreement will result in any Transfer Taxes. However, notwithstanding anything herein to the contrary, if any Transfer Taxes are imposed as a result of the transactions contemplated by this Agreement, such Transfer Taxes shall be borne 50% by Buyer and 50% by Seller. To the extent any such Transfer Taxes are paid or payable by a Party, the other Party shall promptly reimburse the paying Party for their 50% share of such Transfer Taxes, upon receipt of reasonably satisfactory evidence of the payment of such Transfer Taxes. The Parties will reasonably cooperate (i) to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and (ii) in the preparation and filing of any Tax Returns or other documentation in connection with any Transfer Taxes, including joining in the execution of any such Tax Returns and other documentation required by applicable Law.

Section 2.6    Withholding. Provided that the certification described in Section 2.3(b)(iii) is delivered by Seller, neither Seller nor Buyer expects for any withholding to be imposed under any applicable Tax Law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer and its Affiliates shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable pursuant to this Agreement to Seller such amounts as may be required to be deducted or withheld therefrom under the Code or pursuant to any other applicable Tax Laws; provided, however, that (i) Buyer shall notify Seller at least ten (10) days prior to making any such deduction or withholding and consider in good faith any claim by Seller that such withholding is not required or should be imposed at a reduced rate, and (ii) Seller shall be given a reasonable opportunity to provide any Tax forms which might reduce or eliminate such withholding, including a valid Internal Revenue Service Form W-9. To the extent such amounts are so deducted or withheld and timely paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller absent such deduction or withholding.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Seller represents and warrants to Buyer, as of the date hereof and on the Closing Date, except as set forth in applicable subsection of the Seller Disclosure Schedule (subject to Section 10.6(b)), as follows:

Section 3.1    Organization.

(a)    The Company (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite organizational power and authority to carry on the Business and to own, lease and operate its assets and properties where such assets and properties are now owned, leased or operated.

(b)    The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Section 3.1(b) of the Seller Disclosure Schedule sets each jurisdiction in which the Company is qualified or licensed to do business.

Section 3.2    Noncontravention. Assuming the accuracy of the representations and warranties of Buyer set forth in Article V, the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not (a) conflict with any provision of the Governing Documents of the Company, (b) violate or result in a breach of (with or without notice or lapse of time or both), give rise to any right of termination, modification, payment, first offer, first refusal, option to purchase or other similar preferential right under (with or without notice or lapse of time or both), or require any Consent to be obtained from, notice to be provided to or filing to be made with any third party based on any Contract to which the Company is a party or by which any of its assets or properties are bound, or any Permit held by the Company or used in the Business, (c) assuming receipt of the Consents of Governmental Authorities described in Section 3.5, violate any Law to which the Company is subject, or (d) result in the imposition or creation of any Lien (other than any Permitted Lien) on any Interests of the Company or any of its assets, except, in the case of each of clauses (b), (c) and (d), for such violations or breaches as would not, individually or in the aggregate, be adverse to the Company in any material respect or that would adversely affect the Company Interests or reasonably be expected to prevent or materially delay the performance by any member of the Seller Group or their Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement.

Section 3.3    Capitalization.

(a)    Section 3.3(a) of the Seller Disclosure Schedule sets forth an accurate and complete description of the issued and outstanding Interests of the Company and the owner thereof. There are no Interests or Rights in the Company other than the Company Interests. Except for this Agreement, neither Seller nor the Company is a party to any Rights, Contracts or other agreements that would require Seller to sell, transfer or otherwise dispose of any Company Interests, and all Company Interests are owned by Seller free and clear of all Liens, except for any restrictions on sales of securities under applicable securities Laws. Except as provided in the Governing Documents of the Company, neither Seller nor the Company is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Company Interests. The Company Interests have been duly authorized, validly issued and are nonassessable pursuant to the Governing Documents of the Company. Seller has made available to Buyer true, complete and correct copies of the Governing Documents of the Company. The Company does not own, and has never owned, any Interest or Rights in any Person.

(b)    Neither Buyer nor any Affiliate of Buyer will have direct or contingent obligations or liabilities associated with the Class B Units of Lucid Energy Management II Investments, LLC, which correspond with Class B Units of Lucid Energy Group II, LLC (collectively, the “Seller Profits Interests”).

Section 3.4    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against the Company.

Section 3.5    Government Authorizations; Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by any member of the Seller Group or their Affiliates in connection with the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is or will at the Closing be a party, the performance by Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than (a) required filings under the HSR Act, or (b) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates is or proposes to be engaged, other than the Business.

Section 3.6    Business of Seller Group. Except as set forth on Section 3.6 of the Seller Disclosure Schedule, (a) each member of the Seller Group (other than the Company) since January 1, 2021 has not engaged in any business activities or conducted any operations other than the Business and (b) the Company has not engaged in any business or activity other than the Business and has not owned or operated any assets that are not related to the conduct of the Business. The Company has no responsibility or liability with respect to the activities undertaken by any member of the Seller Group (other than the Company or any of their Affiliates), other than with respect to (x) to the extent actually assigned to the Company, the Contributed Assets and the Assigned Insurance Policies, (y) the Credit Agreements and (z) to the extent expressly set forth in this Agreement, the Employment Liabilities and the Benefit Plan Liabilities.

Section 3.7    Financial Statements. Set forth on Section 3.7(i) of the Seller Disclosure Schedule are (collectively, the “Financial Statements”): (a) the audited consolidated balance sheets of Lucid Parent and its Subsidiaries (including the Company) as of each of the years ended December 31, 2021 December 31, 2020 and December 31, 2019, and the related consolidated statements of operations, members’ equity and cash flows for the respective years then-ended and (b) the unaudited consolidated balance sheet of Lucid Parent and its Subsidiaries (including the Company) as of March 31, 2022, and the related consolidated statements of operations, members’ equity and cash flows for the three (3)-month period then-ended. Except as set forth therein, the Financial Statements present fairly, in all material respects, respectively, the consolidated financial position, statements of operations, members’ equity and cash flows of Lucid Parent and its Subsidiaries (including the Company), at the respective dates set forth therein and for the respective periods covered thereby, and were prepared from the books and records of Lucid Parent and its Subsidiaries (including the Company) in all material respects in accordance with GAAP

(except, in the case of the unaudited financial statements, for the absence of footnotes and any year-end audit adjustments which are not material in amount or nature), except as otherwise noted therein. The Company has not entered into any transactions involving the use of special purpose entities for any off balance sheet activity. The Company maintains a system of internal controls and procedures over financial reporting that is designed to provide reasonable assurance (1) that transactions are recorded as necessary in order to permit preparation of financial statements in accordance with GAAP, (2) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (3) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Financial Statements. Since the Lookback Date, except as set forth on Section 3.7(ii) of the Seller Disclosure Schedule, there have been no instances of (a) fraud or corporate misappropriation that involve any employee or member of management of the Company, (b) any material weakness or significant deficiency in the system of internal controls and procedures of the Company or (c) any claim or allegation regarding any of the foregoing.

Section 3.8    Undisclosed Liabilities. The Company has no Liabilities (including the Employment Liabilities and Benefit Plan Liabilities after giving effect to the transactions contemplated by Section 6.10) whether or not required to be reflected in a balance sheet, except for (a) Liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, none of which have had, or would reasonably be expected to have, individually or in the aggregate, a material impact on the Company or the Business and (c) Outstanding Seller Transaction Expenses.

Section 3.9    Absence of Certain Changes.

(a)    Since December 31, 2021, and except as set forth on Section 3.9(a) of the Seller Disclosure Schedule, (i) the Company has conducted its business in the ordinary course, (ii) there has not been any change, event or development (including any damage, destruction or loss, whether or not covered by insurance) that would, individually or in the aggregate, have a Material Adverse Effect on the Company and (iii) none of Seller or the Company has taken any action that, if taken during the period from the date of this Agreement through the Closing without Buyer’s written consent, would constitute a breach of Section 6.1.

(b)    Section 3.9(b) of the Seller Disclosure Schedule sets forth each force majeure or similar written notice sent or received by the Company or any of its Affiliates in connection with or incidental to Winter Storm Uri, including any such notices issued under any Contract to which the Company is a party or is otherwise bound by, and Seller has made available copies of all such notices to Buyer.

Section 3.10    Indebtedness. Section 3.10 of the Seller Disclosure Schedule sets forth all of the Indebtedness of the Company, except for any Indebtedness that may be incurred, created, guaranteed, endorsed, assumed, canceled or forgiven pursuant to Sections 6.1(b)(viii) and 6.1(b)(ix).

Section 3.11    Tax Matters.

(a)    The Company has filed, or caused to be filed, all material Tax Returns that it is required to have filed, taking into account all permitted extensions, and all such Tax Returns are correct and complete in all material respects. All material Taxes owed by the Company or for which the Company may be liable which are or have become due have been paid in full. All Tax withholding and deposit requirements imposed on or with respect to the Company prior to Closing have been satisfied in full in all material respects. There are no material Liens for Taxes on any of the assets of the Company other than Permitted Liens.

(b)    There are no outstanding or unsettled written claims, asserted deficiencies or assessments against the Company for the assessment or collection of any material Taxes. There are no ongoing or scheduled audits, examinations or other administrative or judicial proceedings with respect to any material Taxes of the Company. The Company has never received a written notice or, to Seller’s Knowledge, oral notice from any Governmental Authority with which such the Company does not currently file a particular Tax Return indicating that it is or may be required to pay a particular Tax to, or file a particular Tax Return with, that Governmental Authority.

(c)    The Company is not (i) a party to any material Tax indemnification, Tax allocation, Tax sharing or similar agreement (other than any (A) Governing Document of the Company, (B) customary Tax gross up provision in a financing document or lease or (C) commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes) or (ii) liable for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or federal Law, as a transferee or successor or by contract (other than the members of the Seller Consolidated Group). Other than the Seller Consolidated Group, the Company has never been a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes (including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under state, local or non-U.S. Law).

(d)    No power of attorney, that is currently in force, has been granted with respect to any matter relating to Taxes that could affect any member of the Company after Closing.

(e)    The Company has not been a party to a transaction that is a listed transaction as defined in Treasury Regulations Section 1.6011-4(b)(2).

(f)    The Company is not currently the beneficiary of any extension of time (other than automatic extensions granted in the ordinary course) within which to file any material Tax return or with respect to the assessment or collection of any material Taxes of the Company.

(g)    None of the assets of the Company is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(h)    There is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(i)    The Company has (i) no outstanding a deferral pursuant to section 2302(a) of the CARES Act or IRS Notice 2020-65 (or any other similar governmental program) of any deposit or payment of Taxes in connection with any amounts paid or owing to any employee or (ii) not incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program or other lending program established by the CARES Act.

(j)    The Company is not subject to Tax in any state, other than Texas, New Mexico and the state(s) in which it is organized or qualified to do business, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.

(k)    The unpaid Taxes of the Company for taxable periods (or portions thereof) through the Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements. All material amounts of unpaid Taxes of the Company for all taxable periods commencing after the date of Balance Sheet Date arose in the ordinary course of business or as the result of the transactions contemplated by this Agreement. Since the Balance Sheet Date, the Company has not made, changed, or revoked any material Tax election or compromised or settled any material Tax liability.

(l)    The Company is, and has been since its formation, classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

Section 3.12    Sufficiency of the Assets; Title to Property and Assets.

(a)    The Owned Real Property, Real Property Leases, Rights-of-Way, tangible personal property and other assets, properties and rights currently held by the Company, together with the Contributed Assets and the Assigned Insurance Policies, are sufficient for the continued conduct of the Business immediately following the Closing and constitute in all material respects all of the assets, properties and rights used or necessary to conduct the business and operations of the Company after the Closing in substantially the same manner as such business operations are conducted immediately prior to the date hereof, except for the Seller Marks. All of the assets, properties and rights owned or held for use by the Company or used in connection with the Business are (i) adequate and suitable, in accordance with customary practices in the oil and gas midstream industry and all applicable Laws, for the operation of the Business and (ii) in reasonable working order and repair taken as a whole (ordinary wear and tear excepted and taking into account the age, history, and use) and have been, and are being, maintained in a good and workmanlike manner in accordance with industry standards. Maintenance has not been deferred on any such assets in contemplation of the transactions contemplated hereby.

(b)    All leases under which the Company leases any personal property are in full force and effect, valid and effective and enforceable against the Company and the counterparties thereto, in accordance with their respective terms, and there is no existing default, breach, or violation in any material respect by the Company or any counterparties, under any of such leases, and no event has occurred which, with notice or lapse of time or both, would become a default, breach, violation by the Company or any counterparties in any material respect under any such leases. The Company owns and has good title to all of its own personal property free and clear of all Liens (except in all cases for Permitted Liens). There are no rights under such leases which will terminate or become non-exercisable as a result of execution of this Agreement or the consummation of the transactions contemplated hereunder. There are no material disputes with respect to any such leases.

Section 3.13    Real Property.

(a)    Section 3.13(a)(i) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the street addresses and parcel numbers of all real property interests owned in fee or otherwise by the Company, other than the Rights-of-Way (the “Owned Real Property”). The Company owns and has good and marketable title to all of the Owned Real Property and has valid leasehold interests in all of the Real Property Leases, free and clear of all Liens (except in all cases for Permitted Liens). A true, correct and complete list of all Real Property Leases and Rights-of-Way and the parties thereto is set forth in Section 3.13(a)(ii) of the Seller Disclosure Schedule. Seller has provided Buyer with true, correct and complete copies of all Real Property Leases. All Real Property Leases are in full force and effect, valid and effective and enforceable in all material respects against the Company and the counterparties thereto, in accordance with their respective terms, and there is no existing default, breach, or violation in any material respect by the Company or any counterparties under any of the Real Property Leases, and no event has occurred which with notice or lapse of time or both would become a default, breach, violation by Company or any counterparties in any material respect. The Company has not entered into any leases, subleases, licenses, occupancy agreements, easements or other similar agreements or matters providing any third parties with any rights to use or occupy any portion of the Real Property or exercise any rights under the Real Property Leases.

(b)    The Company owns and has the right to use (subject to Permitted Liens) such easements or rights-of-way from each Person (collectively, “Rights-of-Way”) as are necessary to use, own and operate the Company’s assets in the same manner as such assets are currently used, owned and operated by the Company. Section 3.13(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Rights-of-Way. Seller has provided Buyer with true, correct and complete copies of all Rights-of-Way. The Company holds good and marketable title to its interests in all material respects in the Rights-of-Way free and clear of all Liens (except Permitted Liens). All Rights-of-Way are in full force and effect, valid and effective and enforceable in all material respects against the Company and the counterparties thereto, in accordance with their respective terms, and there is no existing default, breach, or violation in any material respect by the Company or any counterparties under any of the Rights-of-Way, and no event has occurred which with notice or lapse of time or both would become a default, breach, violation by Company or any counterparties in any material respect. Each of the Rights-of-Way is (i) not subject to any term limits or (ii) subject to term limits that are renewable or extendable with the payment of fees that are not material to the Company. There are no material gaps in coverage in the assets of the Company in the Rights-of-Way.

(c)    Section 3.13(c) of the Seller Disclosure Schedule sets forth all owner’s and leasehold policies of title insurance for the Owned Real Property, Real Property Leases and Rights-of-Way (the “Title Policies”). The Title Policies are valid and in full force and effect in all material respects in accordance with the terms thereof. Seller has provided Buyer with true, correct and complete copies of such Title Policies.

(d)    The Owned Real Property and the Company’s interests in the Real Property Leases and the Rights-of-Way constitute all of the real property interests required in connection with, and is sufficient for, the ownership and operation of the businesses of the Company immediately following the Closing.

(e)    Except as set forth in Section 3.13(e) of the Seller Disclosure Schedule, neither Seller nor Company has received any notice in writing or, to the Seller’s Knowledge, orally, of any material violation of any applicable zoning or similar Laws relating to the use or operation of the Real Property by the Company which has not been cured.

Section 3.14    Regulatory Status.

(a)    Except as set forth on Section 3.14 of the Seller Disclosure Schedule, none of the Company nor its assets or operations, as applicable, is or has been subject to regulation by the Federal Energy Regulatory Commission (“FERC”) as (i) a natural gas company under the Natural Gas Act, 15 U.S.C. Section 717, et seq., as amended, and the regulations promulgated thereunder; (ii) an intrastate pipeline under the Natural Gas Policy Act of 1978, 15 U.S.C. Section 3301, et seq., as amended and the regulations promulgated thereunder, transporting gas in interstate commerce; or (c) a common carrier under the Interstate Commerce Act, as implemented by FERC pursuant to 49 U.S.C. Section 60502 and the regulations promulgated thereunder. Neither Buyer nor Seller are required to obtain prior authorization from any state regulatory authority for Buyer’s consummation of the transactions contemplated by the Transaction Documents.

(b)    Seller has not received any written or, to Seller’s Knowledge, oral notice, claim, complaint, protest, or assertion either from, or directed to, any Governmental Authority stating or finding that Seller or any of its assets is in violation of or has failed to comply with, in any material respect, any requirement under the Natural Gas Act, Natural Gas Policy Act of 1978, or Interstate Commerce Act and the regulations thereunder, or under any regulation with respect to any state regulatory authority.

Section 3.15    Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to affect the Company in any material respect:

(a)    the Company is, and since the Lookback Date has been, in compliance with Environmental Laws and Permits obtained pursuant to Environmental Laws;

(b)    the Company is not subject to any written pending or threatened (or to Seller’s Knowledge, oral) demands, orders, governmental requests and other third party formal requests for information or Actions under Environmental Laws;

(c)    since the Lookback Date there have been no Releases of Hazardous Materials at or from any property (including the Real Properties) currently or, to Seller’s Knowledge, formerly owned, leased, operated or otherwise used by the Company, or any Release, treatment, storage, or handling of Hazardous Materials at or from such properties, that have resulted or are reasonably likely to result in Liability (including due to the existence of any Hazardous Material contamination) to the Company under Environmental Law;

(d)    since the Lookback Date, the Company has not received any unresolved written or, to Seller’s Knowledge, oral notice asserting a Liability under any Environmental Laws (including any investigation, remediation, removal, or monitoring activity) in respect of any Release of Hazardous Materials at or from any property currently or formerly owned, leased, operated, or otherwise used by the Company, or at or from any offsite location where Hazardous Materials from the Company’s operations have been sent for treatment, disposal, storage or handling, and to Seller’s Knowledge, there is no condition or occurrence that is reasonably likely to result in the receipt of such notice; and

(e)    the Company has not expressly assumed by contract or, to Seller’s Knowledge, by operation of Law any Liability of any other Person related to Hazardous Materials, Environmental Laws or Permits obtained pursuant to Environmental Law; and

(f)    Seller has made available to Buyer copies of all material environmental site assessments and reports in the possession of Seller or the Company with respect to the Real Property and all such assessments and reports are true and accurate in all material respects.

Section 3.16    Material Contracts. Section 3.16 of the Seller Disclosure Schedule contains an accurate and complete listing of all Material Contracts, including any amendments, supplements or modifications with respect thereto. True and correct copies of each Material Contract, including any amendments, supplements or modifications with respect thereto, have been made available to Buyer. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company which is a party to such Material Contract and the other parties thereto, in each case subject to the Remedies Exception. The Company is not, and no other party thereto is, in breach, violation or default under any Material Contract, and no event has occurred which with notice or lapse of time or both would constitute any such breach, violation or default, or permit termination by such other parties, under any such Material Contract, in each case, except for breaches, violations or defaults as would not, individually or in the aggregate, be adverse to the Company in any material respect or reasonably be expected to prevent or materially delay the consummation of the transaction contemplated by this Agreement. The Company has not received any written notice of the intention of any party to any Material Contract to terminate, cancel, breach, amend the terms of, or accelerate or delay the maturity or performance of any Material Contract.

Section 3.17    Security Arrangements. An accurate and complete list of (a) all bonds, letters of credit, guarantees, deposits or other forms of credit support posted or provided by any member of the Seller Group or any of their Affiliates (other than the Company) with respect to or relating to the Company, assets or properties owned by or assets or properties operated by the Company (collectively, “Security Arrangements”) and (b) all surety bonds of the Company (the “Surety Bonds”) is set forth on Section 3.17 of the Seller Disclosure Schedule. Section 3.17 of the Seller Disclosure Schedule identifies the underlying Contract under which such Security Arrangement or Surety Bond is posted or provided and the required amount of such Security Arrangement or Surety Bond. The Company is not, and, to Seller’s Knowledge, no other party is, in material breach or default with respect to any Security Arrangement or Surety Bond, and no event has occurred that, with notice or the passage of time or both, would result in a material breach or default by the Company, or any other party, with respect to any Security Arrangement or Surety Bond.

Section 3.18    Insurance.

(a)    Section 3.18(a) of the Seller Disclosure Schedule contains an accurate and complete list of all material insurance policies (representations and warranties insurance policies, warranties and indemnities insurance policies, tax insurance policies, and contingent liability insurance policies, other than Transactional Risk Policies) maintained as of the date hereof by or on behalf of the Company, including policies maintained by any other member of the Seller Group or its Affiliates that are used in connection with the Business (specifying (i) whether the policy is a policy of the Company or of any other member of the Seller Group or its Affiliates and (ii) each named insured with respect to such policy) (the “Insurance Policies”). A copy of each Insurance Policy has been made available to Buyer. The Company is not in material breach or default, and no event has occurred or is reasonably expected to occur that would constitute a material breach or default, with respect to its obligations under any such Insurance Policies. Neither Seller nor the Company has received any written or, to Seller’s Knowledge, oral notice from the insurer under any Insurance Policy disclaiming coverage, reserving rights with respect to a particular claim or any Insurance Policy in general or canceling or materially amending any Insurance Policy, non-renewal of any Insurance Policy, disallowance or reduction in coverage with respect to any Insurance Policy and there is no claim by Seller or the Company pending under any such policy and all claims and reportable incidents under any such Insurance Policy have been reported and asserted. All premiums due and payable for the Insurance Policies have been duly paid, and the Insurance Policies (or extensions, renewals or replacements thereof with comparable policies) are in full force and effect. Each of the Insurance Policies is maintained with reputable insurance carriers in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.

(b)    Section 3.18(b) of the Seller Disclosure Schedule contains a list of all material transactional risk insurance policies (including any representations and warranties insurance policies, warranties and indemnities insurance policies, tax insurance policies, and contingent liability insurance policies) issued since the Lookback Date under which the Company is a named or additional insured (the “Transactional Risk Policies”). Seller has made available to Buyer complete and accurate copies of such Transactional Risk Policies.

Section 3.19    Litigation. There are no, and since the Lookback Date there have not been, any Actions pending or threatened in writing or, to Seller’s Knowledge, orally in law or in equity or before any Governmental Authority against the Company, the Business or, in their capacities as such, any of the current or former officers, directors, managers, members, employees or service providers of the Company or any of its Affiliates involved in the operation of the Business or otherwise affecting the Company, the Business or, in their capacities as such, any of the current or former officers, directors, managers, members, or employees or service providers of the Company or any of its Affiliates involved in the operation of the Business, in each case, involving an amount in excess of $250,000 or that has had or would reasonably be expected to have a material adverse effect on the Company or the Business. None of the Company or the Business or, in their capacities as such, any of the current or former officers, directors, managers, members or employees of the Company or any of its Affiliates involved in the operation of the Business is subject to any pending or threatened (in writing or, to Seller’s Knowledge, orally) Governmental Order that has had or would reasonably be expected to have a material adverse effect on the Company or the Business or that involve an amount in excess of $250,000.

Section 3.20    Employee Matters.

(a)    Section 3.20(a) of the Seller Disclosure Schedule contains a complete and accurate list of each material Benefit Plan. Seller has made available to Buyer a copy of, to the extent applicable, with respect to each material Benefit Plan, (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments, (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) each trust, insurance, annuity or other funding Contract related thereto, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the two (2) most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, (vi) the most recent summary plan description and any material modification with respect thereto and (vii) copies of all material notices, letters or other correspondence from any Governmental Authority.

(b)    Each Benefit Plan (and any related trust or other funding vehicle) has been maintained, operated and administered in all material respects in compliance with Laws and with the terms of such Benefit Plan. No Benefit Plan, fiduciary of any Benefit Plan or administrator of any Benefit Plan has taken any action, or failed to take any action, which action or failure could subject any member of the Seller Group or any of their Affiliates involved in the Business or any Participant to any material liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with any Benefit Plan.

(c)    The Seller and its ERISA Affiliates currently do not sponsor, maintain, contribute to, and have not, within the last six (6) years, sponsored, maintained, contributed to or were required to contribute to any benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code or is otherwise a defined benefit pension plan, a multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA)), a multiple employer plan (as defined in Section 413(c) of the Code) or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(d)    Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, a copy of which has been made available to Buyer, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, a copy of which has been made available to Buyer, or (iii) has time remaining under Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. There are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Benefit Plan.

(e)    Except as set forth on Section 3.20(e) of the Seller Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Participant to severance pay or any other compensatory payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any Participant; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(f)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company and Seller do not have any obligation to gross up, indemnify or otherwise reimburse any Participant for any Tax, interest or penalties as required by Section 409A or Section 4999 of the Code.

Section 3.21    Labor Matters.

(a)    The Seller and the members of the Seller Group and their Affiliates involved in the Business are not bound by a collective bargaining agreement, memorandum of understanding, side agreement, or other Contract with a labor union, works council, trade union, association of employees, or other employee representative with respect to any Participant. There is no material activity or proceeding by any labor union or representative thereof to organize any Participant. There are no strikes, work stoppages or any other material labor disputes involving the Seller or any member of the Seller Group or any of their Affiliates involved in the Business pending or threatened in writing, or, to Seller’s Knowledge, orally, nor have there been any such strikes or work stoppages since the Lookback Date. There are no material grievances or unfair labor practice complaints pending against the Seller or any member of the Seller Group or their Affiliates involved in the business before the National Labor Relations Board or any other Governmental Authority with respect to any Participant.

(b)    The members of the Seller Group and their Affiliates involved in the Business are, and since the Lookback Date have been, in compliance in all material respects with all Laws relating to employment or labor, including those related to hiring, background checks, wages, pay equity, hours, collective bargaining and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, health and safety, recordkeeping, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues and the payment of social security and other Taxes. No material Actions relating to noncompliance with any such Law are pending against or with respect to Seller or any member of the Seller Group with respect to the Participants. No material Action or internal complaint alleging a violation of any such Law has been threatened in writing or, to Seller’s Knowledge, orally.

(c)    Seller has provided to Buyer a true, correct and complete list, as of a date not more than ten (10) days prior to the date hereof, of the following information for each employee of Seller or a member of the Seller Group: name, job title, date of hire, salary or hourly rate (as applicable), Fair Labor Standards Act classification (i.e., “exempt” or “non-exempt”, as applicable), work location (city, state), details of any leave status (including nature and duration of any leave), accrued unused paid time off and target bonus amounts for which he or she is eligible.

(d)    Except as set forth in Section 3.21(d) of the Seller Disclosure Schedule, neither Seller nor any member of the Seller Group directly engages any individual independent contractors that are involved in the Business.

(e)    No member of the Seller Group or any of its Affiliates that are involved in the Business has engaged in any plant closing, mass layoff or other action related to any employee that has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law, and has not issued any notice that any such action is to occur in the future.

Section 3.22    Legal Compliance. Each of the Company, the Business and, in their capacities as such, the current and former officers, directors, managers, members and employees of the Company or any of its Affiliates involved in the operation of the Business are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws. Since the Lookback Date, neither the Company nor any of its Affiliates involved in the Business has received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any Governmental Authority. The Company has implemented and maintains adequate internal controls and policies and procedures to detect and prevent any misconduct or violations of Laws.

Section 3.23    Brokers’ Fees.

(a)    No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any member of the Seller Group or its Affiliates for which Buyer or any of its Affiliates (including the Company from and after the Closing) would be liable.

(b)    There are no expenses listed in clause (a) of the definition of Outstanding Seller Transaction Expenses for which Buyer or any of its Affiliates (including the Company from and after the Closing) would be liable.

Section 3.24    Permits. Except as set forth on Section 3.24(a) of the Seller Disclosure Schedule, the Company has all Permits that are material and used in or required to conduct the Business (the “Material Permits”). Section 3.24(b) of the Seller Disclosure Schedule sets forth all Material Permits required to be obtained or submitted under Environmental Law in respect of the Business as of June 1, 2022. Each Material Permit is in full force and effect and the Company is, and since the Lookback Date has been, in compliance in all material respects with all its obligations with respect thereto. Seller has made available to Buyer a true and complete copy of each Material Permit. None of Seller or any other member of the Seller Group or any of their Affiliates involved in the Business in their capacity as such has received any notification in writing, or to Seller’s Knowledge, orally, from any Governmental Authority alleging that it is in violation of any Material Permit, and there are no Actions pending or threatened, which would reasonably be expected to result in the revocation or termination of any Material Permit.

Section 3.25    Intellectual Property.

(a)    Section 3.25(a) of the Seller Disclosure Schedule contains a list of all Registered Intellectual Property. Except as set forth on Section 3.25(a) of the Seller Disclosure Schedule, the Company owns or has valid licenses or other rights to use all Owned Intellectual Property and other Intellectual Property used in the Business, free and clear of all Liens (other than Permitted Liens). All currently due maintenance fees, renewal fees, or similar fees for Registered Intellectual Property have been paid and all necessary documents and certificates in connection with Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining Registered Intellectual Property. Except as set forth in Section 3.25(a) of the Seller Disclosure Schedule, there are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, issue, examination, maintenance or renewal fees or annuities or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. Except as set forth on Section 3.25(a) of the Seller Disclosure Schedule, all Registered Intellectual Property is currently subsisting and valid and enforceable.

(b)    The Company has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person. Since the Lookback Date, neither of Seller nor the Company have received a written claim, “cease and desist” letter, or like correspondence from any Person alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Owned Intellectual Property. To Seller’s Knowledge, no Person is engaging in any activity or business that infringes upon, dilutes, or otherwise violates the Owned Intellectual Property or misappropriates the trade secrets or confidential information of the Company. No Owned Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement which materially restricts the ability of the Company to use such Intellectual Property.

(c)    To Seller’s Knowledge, it will not be necessary to use any Intellectual Property owned by any current or former employees, contractors or agents of the Company (or any other Person the Company currently intends to hire) or made by any of the foregoing prior to or after their employment by the Company. The Company has taken reasonable measures to protect the confidentiality of trade secrets and confidential information used in the Company’s business.

(d)    Section 3.25(d) of the Seller Disclosure Schedule sets forth a list of all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any Intellectual Property is licensed (i) by the Company to any Person or (ii) by any Person to the Company, in each case, that involves annual consideration in excess of $150,000 (collectively, “Intellectual Property Agreements”).

(e)    The IT Systems operate and perform in a manner that permits the Company to conduct the Business. Since the Lookback Date, the IT Systems (i) have not malfunctioned, failed, or been breached or compromised in any manner that (A) has caused any material disruption to the Company’s business and has not been resolved or (B) resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company, and (ii) no Person has gained unauthorized access to the IT Systems (or any information or data stored therein or transmitted thereby).

(f)    The IT Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other Software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of Software, hardware or data, or (iii) any other similar type of unauthorized activities.

(g)    The Company has implemented backup, security, and disaster recovery with respect to the IT Systems consistent with industry practices.

(h)    The Company has, since the Lookback Date complied in all material respects with (i) all Privacy/Data Security Laws in the course of the operations of the Company and (ii) all externally published policies and notices established by the Company with respect to Personal Information (“Privacy Policies”).

(i)    The Company has not since the Lookback Date provided or been legally required to provide any notice to any Governmental Authority or any other third party in connection with any unauthorized access, use, or disclosure of Personal Information or the IT Systems.

(j)    Since the Lookback Date, no claims have been asserted or threatened in writing against the Company (and, to Seller’s Knowledge, there are no facts or circumstances that are reasonably likely to give rise to such claims against the Company) by any Person alleging a violation of such Person’s rights under any Privacy/Data Security Laws or Privacy Policies.

(k)    Except as set forth in Section 6.13 (Use of Seller Marks), the consummation of the transactions contemplated by this Agreement will not adversely affect, diminish, or terminate the Company’s rights, title and interest in and to any Owned Intellectual Property or any Intellectual Property Agreement and such rights, title and interest shall survive unchanged following the consummation of the transactions contemplated by this Agreement.

Section 3.26    Imbalances. Except as set forth on Section 3.26 of the Seller Disclosure Schedule, as of the date or dates reflected thereon, there are no Imbalances of the Company carried on an ongoing basis (other than with respect to ordinary course operational balancing arrangements on a month-to-month basis).

Section 3.27    Affiliate Contracts. Section 3.27(a) of the Seller Disclosure Schedule sets forth all Affiliate Contracts (or which have been terminated in the 180 day period prior to the date of this Agreement or which were entered into in the one (1) year period prior to the date of this Agreement), other than Affiliate Contracts entered into following the date hereof as expressly contemplated or permitted by this Agreement. Section 3.27(b) of the Seller Disclosure Schedule sets forth each Contract between (a) any officer, manager, director, employee, shareholder or equityholder of Seller or any of its Affiliates or (b) to Seller’s Knowledge, any Affiliate of any individual described in clause (a), on the one hand, and the Company, on the other hand, in each case excluding (i) ordinary course services provided by employees of the Company or of any member of the Seller Group or its Affiliates to the extent involved in the Business, in each case, to the Company and (ii) Contracts entered into following the date hereof as expressly contemplated or permitted by this Agreement. Except as set forth in Section 3.27(c) of the Seller Disclosure Schedule, no Affiliate Contract will continue in effect subsequent to the Closing. There is no Action pending or threatened in writing or, to Seller’s Knowledge, orally, between the Company, on the one hand, and either Seller or any of its Affiliates (other than the Company) or any officer, manager, director, or employee, shareholder or equityholder of the Company, Seller or any of their respective Affiliates, on the other hand.

Section 3.28    Bank Accounts; Powers of Attorney. Section 3.28 of the Seller Disclosure Schedule sets forth an accurate and complete list of (a) all banks or other financial institutions with which the Company has an account, safe deposit box or lock box, showing the type and account number of each such account, as applicable, and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith and (b) all valid powers of attorney issued by the Company that remain in effect.

Section 3.29    Accounts Receivable; Accounts Payable.

(a)    The accounts receivable of the Company reflected on the latest Financial Statements and the accounts receivable arising after the Balance Sheet Date (1) have arisen from bona fide transactions entered into by the Company or the other members of the Seller Group involving the rendering of services in the ordinary course of business, and (2) constitute only valid, undisputed claims of the Company or the other members of the Seller Group not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business.

(b)    All accounts payable of the Company reflected in the latest Financial Statements or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

Section 3.30    Anti-Corruption Matters.

(a)    No member of the Seller Group or any of their Affiliates involved in the Business or Representatives (when acting on behalf of the Company) is currently: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with any Sanctioned Person, to the extent such activities materially violate applicable Sanctions Laws, or (iii) otherwise in violation of applicable Sanctions Laws in any material respect.

(b)    No member of the Seller Group or any of their Affiliates involved in the Business or Representatives (when acting on behalf of the Company) has made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Governmental Authority or other Person or engaged in any other contact in violation of any applicable Anti-Corruption Laws.

(c)    The members of the Seller Group and their Affiliates involved in the Business or Representatives have not, in connection with or relating to the Business, received from any Governmental Authority any notice or inquiry, made any voluntary or involuntary disclosure to a Governmental Authority, conducted any internal investigation or audit or received any report alleging, in each case concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Sanctions Laws.

Section 3.31    Material Customers. None of the Material Customers has, in the last six months from the date hereof, materially decreased the amount of volumes sold or fees paid to the Company or given notice to the Company of its intention to do so.

Section 3.32    Books and Records. All Books and Records have been maintained in all material respects in accordance with Law and are in the possession of the Company.

Section 3.33    No Additional Representations and Warranties. Except in the event of Fraud and for the express representations and warranties provided in this Article III, Article IV, any Transaction Document to which Seller is or will at the Closing be a party, or any certificate delivered by Seller pursuant to this Agreement or any Transaction Document, neither Seller nor any other member of the Seller Group (including the Company), nor any of its or their respective Affiliates, directors, officers, employees, equityholders, partners, members or other Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company (including, but not limited to, any representation or warranty relating to financial condition, results of operations, assets or liabilities of the Company) to Buyer or any of its Affiliates or its or their respective directors, officers, employees, equityholders, partners, members or other Representatives, and Seller, on behalf of itself and the other members of the Seller Group (including the Company) and their Affiliates, except in the event of Fraud, hereby disclaims any such other representations or warranties and all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or Representatives, including omissions therefrom, and no such party shall be liable, except in the event of Fraud, in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or its or their respective directors, officers, employees, equityholders, partners, members or other Representatives other than the express representations and warranties provided in this Article III, Article IV, any Transaction Document to which Seller is or will at the Closing be a party, or any certificate delivered by Seller pursuant to this Agreement or any Transaction Document.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants to Buyer, as of the date hereof and the Closing Date, except as set forth in the applicable subsection of the Seller Disclosure Schedule (subject to Section 10.6(b)), as follows:

Section 4.1    Organization. (a) Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and Seller has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its assets and properties where such assets and properties are now owned, leased or operated and (b) Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the assets or properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

Section 4.2    Authorization. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement has been, and the other Transaction Documents to which it is or will at the Closing be a party will at the Closing be, duly executed and delivered by Seller and constitutes, or will at the Closing constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

Section 4.3    Noncontravention. Assuming the accuracy of the representations and warranties of Buyer set forth in Article V, the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, and the consummation by Seller of the transactions contemplated hereby or thereby, do not (a) conflict with any provision of the Governing Documents of Seller or any member of the Seller Group, or (b) violate or result in a breach of (with or without notice or lapse of time or both), give rise to any right of termination, modification, payment, first offer, first refusal, option to purchase or other similar preferential right under (with or without notice or lapse of time or both), or require any Consent to be obtained from, notice to be provided to or filing to be made with any third party based on any Contract to which Seller is a party or by which any of its assets or properties are bound, or (c) assuming receipt of the Consents specified in Section 3.5 violate any Law to which any member of the Seller Group is subject, except, in the case of clauses (b) or (c), for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

Section 4.4    Ownership. Seller beneficially and of record owns one hundred percent (100%) of the issued and outstanding Interests of the Company, free and clear of all Liens, except (a) as may be created by this Agreement and (b) for any restrictions on sales of securities under applicable securities Laws. Immediately following the consummation of the transactions contemplated hereby, Buyer or its designee will be the only owner of the Company and will hold of record, and own beneficially, title to all of the Company Interests, free and clear of all Liens, except for any restrictions on the sale of securities under applicable securities Laws.

Section 4.5    Brokers’ Fees. Except for Jefferies LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any member of the Seller Group or its Affiliates for which Buyer or any of its Affiliates (including the Company from and after the Closing) would be liable.

Section 4.6    Litigation. There are no, and since the Lookback Date there have not been any, Actions pending or threatened in writing or, to Seller’s Knowledge, orally, in law or in equity or before any Governmental Authority against any member of the Seller Group or their Affiliates involved in the Business or, in their capacities as such, any of their respective officers, directors, managers, members or employees or otherwise affecting any member of the Seller Group or their Affiliates involved in the Business or, in their capacities as such, any of their respective officers, directors, managers, members or employees and no member of the Seller Group or any of its Affiliates involved in the Business is subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect on Seller.

Section 4.7    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Seller, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

Section 4.8    Solvency. As of the Closing and immediately after consummating the transactions contemplated hereby, Seller will not (a) be insolvent (either because their financial condition is such that the sum of their debts and Liabilities is greater than the fair value of their assets or because the present fair salable value of its assets will be less than the amount required to pay their probable liability on their debts and Liabilities as they become absolute and matured) or (b) have unreasonably small capital with which to engage in their businesses.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and the Closing Date, except as set forth in the applicable subsection of the Buyer Disclosure Schedule, as follows:

Section 5.1    Organization. (a) Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its assets and properties where such assets and properties are now owned, leased or operated and (b) Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the assets or properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.2    Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement has been, and the other Transaction Documents to which it is or will at the Closing be a party will at the Closing be, duly executed and delivered by Buyer and constitutes, or will at the Closing constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

Section 5.3    Noncontravention. Assuming the accuracy of the representations and warranties of Seller set forth in Article III and Article IV, the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is or will at the Closing be a party, and the consummation by Buyer of the transactions contemplated hereby or thereby, do not (a) conflict with any provision of the Governing Documents of Buyer, (b) violate or result in a breach of (with or without notice or lapse of time or both), give rise to any right of termination, modification, payment, first offer, first refusal, option to purchase or other similar preferential right under (with or without notice or lapse of time or both), or require any Consent to be obtained from, notice to be provided to or filing to be made with any third party based on any Contract to which Buyer is a party or by which its assets or properties are bound and (c) assuming receipt of the Consents described in Section 5.4, violate any Law to which Buyer is subject, except, in the case of clauses (b) and (c), for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.4    Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will at the Closing be a party, the performance by Buyer of its obligations hereunder or thereunder or the consummation by Buyer of the transactions contemplated hereby and thereby, other than (a) required filings under the HSR Act and (b) as set forth on Section 5.4 of the Buyer Disclosure Schedule.

Section 5.5    Financial Capacity.

(a)    Buyer has the financial capability and access to and/or sufficient debt commitments and/or immediately available funds (including, for purposes of this Section 5.5(a), cash on hand, availability under revolving credit agreements, term loans, accounts receivable securitization facilities or other similar facilities) necessary to consummate the transactions contemplated hereby, including the making of all payments to be made by or on behalf of Buyer on the Closing Date (including payment in cash of the Final Purchase Price in accordance with the terms of Article II, and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement and the other Transaction Documents to which it is or will at the Closing be a party and perform its obligations hereunder and thereunder) (such necessary amount, the “Required Amount”). Buyer does not know of any circumstance or condition that would reasonably be expected to prevent or substantially delay the ability of such funds or otherwise impair such capability at Closing. No funds to be paid to Seller have been derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States. Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will at the Closing be a party is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements (including the Bridge Financing or any other Debt Financing), Buyer’s obtaining of any financing (including the Bridge Financing, any Replacement Financing or any other Debt Financing) or the availability, grant, provision or extension of any financing (including the Bridge Financing or any other Debt Financing) to Buyer.

(b)    Concurrently with the execution of this Agreement, Buyer has delivered to Seller the duly executed Buyer Parent Guaranty. The Buyer Parent Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of Buyer and Buyer Parent, subject to the Remedies Exception. No event has occurred which (with or without notice, lapse of time or both) would constitute a breach, violation or default on the part of, or permit termination, modification or acceleration by, Buyer or Buyer Parent under the Buyer Parent Guaranty.

(c)    Concurrently with the execution of this Agreement, Buyer has delivered to Seller a true and complete copy of the executed Bridge Commitment Letter and the Bridge Fee Letter, which Bridge Fee Letter has been redacted in a customary manner to remove only those items related to fee amounts, pricing caps, specific “market flex” provisions and other economic terms set forth therein. As of the date of this Agreement: (i) the Bridge Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Buyer and, to the Knowledge of Buyer, each other party thereto to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Bridge Financing Conditions, subject to the Remedies Exception; (ii) the Bridge Commitment Letter has not been amended, supplemented or modified in any manner (provided that the existence of “market flex” provisions contained in the Bridge Fee Letter shall not be deemed to constitute a modification, supplement or amendment of the Bridge Commitment Letter); (iii) the commitments under the Bridge Commitment Letter have not been withdrawn, rescinded, replaced or terminated; (iv) no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or default on the part of Buyer or, to the Knowledge of Buyer, any other party under the Bridge Commitment Letter; (v) Buyer has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Bridge Financing; and (vi) neither Buyer nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Bridge Financing that would result in a modification of the Bridge Commitment Letter prohibited by Section 6.16(b). As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Bridge Financing, other than the Bridge Financing Conditions. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.3, Buyer has no reason to believe that it will be unable to satisfy any of the Bridge Financing Conditions on or prior to Closing or that the Bridge Financing will not be made available to Buyer on the Closing Date (except to the extent the Bridge Commitment Letter is terminated as permitted under Section 6.16(b)). The Bridge Commitment Letter provides that the only conditions precedent or other contingencies related to the funding of the Bridge Financing are the Bridge Financing Conditions. Notwithstanding anything to the contrary contained herein, Seller agrees that a breach of this Section 5.5(c) will not result in the failure of a condition precedent to Seller’s obligations under this Agreement, if notwithstanding such breach, Buyer is willing and able to consummate the transactions contemplated in this Agreement and the other Transaction Documents on the Closing Date. For the avoidance of doubt, if the Bridge Commitment Letter is terminated as permitted under Section 6.16(b), the representations and warranties set forth in this Section 5.5(c) will cease to be of force and effect.

Section 5.6    Investment. Buyer is aware that the Company Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Company Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Company Interests. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act, or any other applicable securities Laws. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 5.7    Litigation. There are no, and for the past five (5) years there have not been, any Actions pending or threatened in writing or, to Buyer’s Knowledge, orally, in law or in equity or before any Governmental Authority against Buyer or, in their capacities as such, any of its officers, directors, managers, members or employees or otherwise affecting Buyer or, in their capacities as such, any of its officers, directors, managers, members or employees and neither Buyer nor any of its Affiliates is subject to any Governmental Order, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.8    Solvency. As of the Closing and immediately after consummating the transactions contemplated hereby, and assuming the accuracy of the representations and warranties of Seller contained in Article III and Article IV and in the other Transaction Documents to which Seller is or will at the Closing be a party, Buyer and its consolidated Subsidiaries (including the Company), taken as a whole, will not (a) be insolvent (either because their financial condition is such that the sum of their debts and Liabilities is greater than the fair value of their assets or because the present fair salable value of its assets will be less than the amount required to pay their probable liability on their debts and Liabilities as they become absolute and matured) or (b) have unreasonably small capital with which to engage in their businesses. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer, the Company or any of their respective Subsidiaries.

Section 5.9    Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates for which any member of the Seller Group or any of its Affiliates would be liable.

Section 5.10    Information. Seller and the Company have provided Buyer with such access to the facilities, books, records and personnel of the Company as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the business and assets of the Company sufficiently to make an informed investment decision to purchase the Company Interests and to enter into this Agreement. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Company Interests and is capable of bearing the economic risks of such purchase. Buyer’s acceptance of the Company Interests on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except in the case of Fraud and for the representations and warranties expressly set forth in Article III, Article IV, the other Transaction Documents to which Seller is or will at the Closing be party and any certificate delivered by Seller pursuant to this Agreement or any Transaction Document.

ARTICLE VI.

COVENANTS

Section 6.1    Conduct of the Company.

(a)    From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article IX (the “Interim Period”), except (x) as otherwise expressly provided by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule) or any of the other Transaction Documents, (y) as required by applicable Law (including any COVID-19 Measures) or (z) as otherwise approved in writing by Buyer, Seller shall cause the Company to:

(i)    conduct its business in the ordinary course of business consistent with past practice;

(ii)    use commercially reasonable efforts to (A) preserve, maintain and protect the assets of the Company in accordance with good industry practices, (B) maintain relationships with Material Customers and other customers, suppliers, contractors, employees and others having material business relationships with the Company, including any Governmental Authority, and (C) continue to make capital expenditures consistent with past practice in accordance with the Capex Schedule in the ordinary course of business; and

(iii)    take the actions set forth on Section 6.1(a)(iii) of the Seller Disclosure Schedule.

(b)    Without limiting the generality of the foregoing, during the Interim Period, except (x) as otherwise expressly provided by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule), (y) as required by Law (including any COVID-19 Measures) or (z) as otherwise approved in writing by Buyer, Seller shall not, with respect to the Company or the Company Interests, and shall cause the Company not to:

(i)    amend or waive any provision the Governing Documents of the Company;

(ii)    liquidate, dissolve or otherwise wind up the affairs of the Company or approve, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(iii)    (A) authorize or reserve for issuance, issue, grant, sell, deliver, or dispose of, pledge or otherwise encumber, any Interests of the Company, or issue any Rights to subscribe for or acquire any shares of Interests of the Company; (B) make, declare, set aside or pay any non-cash dividend or non-cash distribution, (C) transfer any item of value (other than cash) to any member of the Seller Group (other than the Company) or their Affiliates or (D) form any Subsidiary;

(iv)    except as required by GAAP, change any financial accounting methods, principles or practices;

(v)    enter into any new line of business or abandon or discontinue any existing line of business;

(vi)    sell, assign, transfer, lease, sublease, assign, convey or otherwise dispose of any of the assets or properties of the Company (including Real Property) to any Person, other than disposal of obsolete assets, except for (A) Permitted Liens, (B) dispositions of Hydrocarbon inventories in the ordinary course of business consistent with past practice or (C) pursuant to existing Contracts set forth on Section 6.1(b)(vi) of the Seller Disclosure Schedule;

(vii)    mortgage, pledge, subject to a Lien or otherwise encumber, or permit any Lien to exist on, any assets or properties of the Company, except for Liens that are Permitted Liens, or enter into any new Security Arrangements;

(viii)    except for the Indebtedness set forth on Section 3.10 of the Seller Disclosure Schedule or Indebtedness incurred pursuant to the Credit Agreements in the ordinary course of business consistent with past practice, permit the Company to (A) create, incur, guarantee, endorse, or assume any Indebtedness, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any Indebtedness or other obligations of any Person or (C) make any loans, advances or capital contributions to, or investments in or acquire any Rights or Interests in, any Person; provided, that from and after the date that is one hundred twenty (120) days following the date hereof, the Company shall be permitted to incur Indebtedness for borrowed money in an amount not to exceed $150,000,000;

(ix)    cancel or forgive any third party Indebtedness in excess of $200,000 in the aggregate;

(x)    (A) enter into any Contract (or amend any Contract) that if in effect as of the date hereof, would (including after giving effect to any amendment) be a Material Contract (a “New Material Contract”), (B) terminate, extend or renew any Material Contract, (C) waive the performance of any material obligation under or materially amend or modify any Material Contract or (D) enter into any new commitment or Contract (a “New Dedication/Offload Arrangement”) or take any action that would (I) cause or result in, (II) extend any existing arrangement pursuant to which, or (III) trigger any right, election, or option of a Person (other than the Company) pursuant to which, in the case of each of (I), (II) and (III), Hydrocarbons produced, extracted, handled or processed at any Company facility or that are otherwise owned or controlled by the Company are or will become dedicated or committed for sale, transportation, gathering, processing, exchange, or fractionation by the Company to or by a Person (other than the Company), in each case other than any New Dedication/Offload Arrangement with a term of six (6) months or less; provided that on the date that is sixty (60) days following the date hereof, the terms set forth on Section 6.1(b)(x) of the Seller Disclosure Schedule shall apply;

(xi)    subject to Section 6.1(b)(xi) of the Seller Disclosure Schedule, enter into any new commitments to make, or make, any capital expenditures or series of capital expenditures in excess of $500,000 individually or $2,500,000 (“Capex Cap”) in the aggregate (provided that on the date that is sixty (60) days following the date hereof, Capex Cap shall mean $5,000,000), other than any capital expenditures as incurred in the ordinary course of business in accordance with the Capex Schedule;

(xii)    amend any material Tax Return, make, change or revoke any material Tax election (including the U.S. federal income tax classification of the Company), change any Tax method of accounting or adopt any new Tax method of accounting, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, compromise or settle any material Tax liability, in each case, with respect to the Company;

(xiii)    (A) waive, release, commence, settle or propose to settle any pending or threatened Action for amounts in excess of $500,000 individually and $1,000,000 in the aggregate or (B) commence or threaten any Action;

(xiv)    fail to maintain the Insurance Policies or the Transactional Risk Policies, other than renewals thereof on commercially reasonable terms;

(xv)    acquire or agree to acquire (A) any Interests in any Person or (B) any assets of any Person in excess of $500,000 in the aggregate;

(xvi)    (A) materially change the cash management policies of the Company or (B) accelerate or delay in any material respect the collection of any notes or accounts receivable generated by the Company in advance of or beyond the dates when the same would have been collected in the ordinary course of business or (C) accelerate or delay in any material respect the payment of any accounts payable or other Liabilities of the Company in advance of or beyond the dates when the same would have been paid in the ordinary course of business;

(xvii)    adopt, enter into, terminate, or amend any material Benefit Plan except as required pursuant to the terms of the applicable plan or agreement or applicable Law;

(xviii)    (A) grant any increase in the compensation of any Participant (other than salary or wage increases made in the ordinary course of business consistent with past practice), (B) pay or agree to pay any severance, retention, change in control or other transaction-related compensation or benefits to any Participant, (C) accelerate the vesting or payment of compensation or benefits under any Benefit Plan, or (D) other than in the ordinary course of business consistent with past practice, hire, transfer or terminate (other than for cause) any Participant or (E) recognize any labor union as representation of any employees for purposes of collective bargaining;

(xix)    except as set forth on Section 6.1(b)(xix) of the Seller Disclosure Schedule, enter into or amend (A) any Affiliate Contract or (B) any Contract that if in effect as of the date hereof, would (including after giving effect to any amendment) be required to be listed on Section 3.27(b) of the Seller Disclosure Schedule; or

(xx)    agree, whether in writing or otherwise, to do, or provide board approval (at the Company or Lucid Parent or otherwise) to do, any of the foregoing;

provided, however, that in the case of an emergency for the safety of individuals or the environment, Seller may take commercially reasonable actions that would otherwise be prohibited by this Section 6.1(b) in order to prevent the occurrence of, or mitigate existence of, such emergency situation; provided, further, that Seller shall provide prompt notice to Buyer upon the occurrence of such emergency and upon the taking of such action(s).

(c)    Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any ownership rights with respect to the Company prior to the Closing or any other businesses or operations of Seller or its Affiliates.

Section 6.2    No Solicitation. During the period from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Seller shall not, and shall not permit the Company, or any of their respective Affiliates or their respective Representatives (acting on behalf, or at the direction, of Seller or the Company) to, directly or indirectly, solicit, knowingly encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with, any Person (other than Buyer or its Affiliates and Representatives) concerning any Alternative Transaction or any transaction that could reasonably be expected to lead to any Alternative Transaction.

Section 6.3    Access to Information; Confidentiality.

(a)    Subject to applicable Laws relating to the exchange of information, during the Interim Period, Seller shall, and shall cause the Company to, permit Buyer and its authorized agents or Representatives, including its independent accountants, to have reasonable access to the assets, Books and Records, properties, personnel, and financial information of the Company (including the Company’s Tax books and records but excluding Seller’s income Tax books and records) during normal business hours to review information and documentation; provided that such investigation shall only be upon reasonable advance notice and shall not unreasonably disrupt personnel and operations of the Company and shall be at Buyer’s sole cost and expense. Buyer shall use commercially reasonable efforts to abide by Seller’s, and any third party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by third party operators with respect to Buyer’s access to any of the assets) which are delivered by Seller to Buyer while conducting its due diligence evaluation of the assets.

(b)    Buyer’s inspection right with respect to the environmental condition of the assets may be performed and continued during the Interim Period and shall include conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13 or -21) or a similar assessment that does not include invasive or intrusive sampling or testing of any environmental media (“Phase I”). For the avoidance of doubt, Buyer shall not be entitled to conduct any Phase II Environmental Site Assessments similar to A.S.T.M. Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-11), or any other invasive or intrusive testing, or sampling on or relating to the assets of the Company (“Phase II”). Buyer shall furnish to Seller, free of costs, a copy of all final Phase I reports prepared by or for Buyer related to Buyer’s diligence and investigation of the Seller’s assets promptly after such report is prepared. Buyer shall obtain from any applicable Governmental Authorities and third parties all permits necessary or required to conduct any approved invasive activities permitted by Seller. Seller shall have the right, at its option, to split with Buyer any samples collected pursuant to approved invasive activities.

(c)    All requests for access to the offices, assets, personnel and Books and Records of the Company shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that none of Buyer, its Affiliates or its or their respective Representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that have business relationships with the Company or any Governmental Authority or Representatives thereof, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller (other than the required filings specified in Section 3.5), in each case in their capacities as such (it being acknowledged and agreed that the foregoing shall not restrict Buyer, its Affiliates or its or their Representatives from contacting any such Persons who are involved in the business of Buyer and its Affiliates so long as such contacts are not with respect to the Company, the Business, this Agreement or the transactions contemplated by this Agreement); provided that Seller shall use commercially reasonable efforts to facilitate meetings with Buyer or its Affiliates and any of the foregoing Persons to the extent reasonably requested by Buyer. Any access to the offices, assets or Books and Records of the Company shall be subject to the following additional limitations: (i) Buyer, its Affiliates, and its and their respective Representatives, as applicable, shall give Seller reasonable notice prior to conducting any inspections, such notice to include with a description of the activities Buyer intends to undertake. A Representative of Seller shall have the right to be present when Buyer, its Affiliates or its or their respective Representatives conducts its or their investigations on such property; and (ii) Buyer, its Affiliates, and its and their respective Representatives, as applicable, shall use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in an expeditious and efficient manner. Notwithstanding anything herein to the contrary, Seller shall not be required to provide any access or information to Buyer, its Affiliates or any of its or their respective Representatives, whether during the Interim Period or from and after the Closing, which Seller reasonably believes Seller or the Company is prohibited from providing to Buyer, its Affiliates or its or their respective Representatives by reason of Law, or which constitutes or allows access to information protected by attorney-client or similar privilege.

(d)    BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, THE COMPANY AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES FROM AND AGAINST ALL DAMAGES RESULTING FROM OR RELATING TO THE ACTIVITIES OF BUYER UNDER ANY ON-SITE INSPECTION PERFORMED PURSUANT TO THIS SECTION 6.3, EXCLUDING ANY AND ALL DAMAGES RELATING TO OR OTHERWISE ARISING FROM A PRE-EXISTING ENVIRONMENTAL CONDITION, EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT EXCLUDING GROSS NEGLIGENCE), STRICT LIABILITY OR OTHER FAULT (BUT EXCLUDING WILLFUL MISCONDUCT) OR VIOLATION OF LAW BY SELLER, THE COMPANY AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.

(e)    Except as expressly set forth in this Agreement, the Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms; provided, however, that the Confidentiality Agreement shall terminate as of Closing and Buyer and its Affiliates (including the Company) and its and their respective Representatives shall not have any obligation to maintain the confidentiality of any information with respect to the Company or its business, assets or liabilities from or after the Closing.

(f)    From and after the Closing Date, Seller for a period of two (2) years after Closing Date will hold, and will cause its Affiliates and its and their respective Representatives to hold, in confidence, except to the extent required by judicial or administrative process or by Law, in which case Seller shall promptly notify Buyer so that Buyer may seek a protective order or other appropriate remedy (and Seller shall, and shall cause its Affiliates or its or their Representatives to, as applicable, cooperate with Buyer in connection therewith) (provided, that (x) notice and cooperation shall not be required with respect to any routine regulatory, banking or self-regulatory review, audit, request or examination not targeted at the Buyer or its Affiliates or their businesses and (y) Goldman Sachs & Co. LLC and their managed investment funds and vehicles, and Riverstone Holdings LLC and their managed investment funds and vehicles shall be permitted to disclose information about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners, shareholders and prospective limited partners or other investors in connection with their ordinary course business operations, including private equity/fund-formation, fundraising, marketing, informational or reporting activities (provided that such disclosures of Confidential Information are made to Persons subject to an obligation of confidentiality unless such Confidential Information has previously been publicly disseminated or announced in accordance with Section 6.6 or is otherwise permitted by this Agreement)), or otherwise permitted by this Agreement, all confidential documents and information concerning the Company, the Business, Buyer or any of its Affiliates (“Confidential Information”), except to the extent that such Confidential Information can be shown to have been (i) previously known on a nonconfidential basis by Seller from sources other than those related to its prior ownership of the Company, (ii) in the public domain through no fault of Seller or any of its Affiliates or Representatives, (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Company or (iv) independently developed by Seller or any of its Affiliates or Representatives without reliance on Confidential Information. The obligations of Seller under this Section 6.3(e) to cause its Affiliates to comply herewith and references to Seller’s Affiliates in this Section 6.3(e) shall only apply to any Affiliates who received Confidential Information from Buyer (or any of its Affiliates) or any member of the Seller Group; provided that receipt of Confidential Information by a director, officer or employee of any member of the Seller Group shall not be deemed to constitute receipt by any other Affiliate of the Seller Group for which such director, officer or employee may serve as a director, officer or employee unless such director, officer or employee furnishes such Confidential Information to a director, officer or employee at such Affiliate (in such individual’s capacity as such) that is not involved in the Business of the Company or the Seller Group.

Section 6.4    Efforts; Further Assurances.

(a)    Subject to the terms and conditions of this Agreement and Law, Buyer shall, and shall cause its Affiliates to, and Seller shall and shall cause its Affiliates involved in the Business (including the other members of the Seller Group) to, and each Party shall cause its Representatives to, cooperate and use their respective reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) during the Interim Period to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable and to take such actions or do such things as the other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VII to be fully satisfied.

(b)    Seller shall not (and shall not permit any of its Affiliates involved in the Business, including the Seller Group, to), and Buyer shall not (and shall not permit any of its Affiliates to) enter into any agreement, complete any transactions or take any other action that would reasonably be expected to materially delay or prohibit the consummation of the transactions contemplated hereby.

(c)    Seller and Buyer each agree that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Buyer, causing the Company) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Buyer, causing the Company to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents, including, with respect to Buyer, the actions set forth under Section 6.4(c) of the Seller Disclosure Schedule.

Section 6.5    Regulatory Approvals.

(a)    Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transaction contemplated by this Agreement, including (i) the obtaining of all necessary Consents, approvals or waivers from third parties with respect to such Party, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)    The Buyer and Seller shall use reasonable best efforts to make or file with the appropriate Governmental Authority all filings, forms, registrations and notifications required to be filed to consummate the transactions contemplated by this Agreement under any applicable Antitrust Law (which shall not include requests for early termination of any such filings, forms, registrations and notifications), and the Buyer and Seller will respond to inquiries from Governmental Authorities or provide any supplemental information that may be requested by Governmental Authorities, in connection with filings made with any such Governmental Authority. The Buyer and Seller shall file their notification and report forms under the HSR Act as promptly as reasonably practicable (and in no event more than ten (10) Business Days after the date hereof). Buyer shall pay all filing fees and other charges for the filings required under any Antitrust Law. In the event that the Parties receive a request for information or documentary material pursuant to any Antitrust Law, the Parties will use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance with, any such request for information or documentary material as promptly as practicable and in no event later than one hundred twenty (120) days after the issuance of any “second request” for additional information or documentary material under the HSR Act. Counsel for each Party will cooperate during the entirety of any review process pursuant to any Antitrust Law.

(c)    Subject to applicable confidentiality restrictions or restrictions required by Law, Buyer and Seller will notify the other promptly upon the receipt by such Party or its Affiliates of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 6.5 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws or answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.5, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon request, copies of all correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement or the other Transaction Documents. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to any other Representatives of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both Buyer and Seller. Subject to Law, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement or the other Transaction Documents by or on behalf of any Party. Each of Buyer and Seller agree that, during the term of this Agreement, it will not withdraw its filing under the HSR Act or any other Antitrust Law without the prior written consent of the other Party. No Party will directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Authority related to this Agreement or the transactions contemplated by this Agreement except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(d)    Each of Buyer and Seller shall use reasonable best efforts to (i) obtain, prior to the Closing Date, all Consents of, or other permission or action by, and to give all notices to and make all filings with and applications and submissions to, Governmental Authorities (in each case, with respect to Buyer) as are necessary for consummation of the transaction contemplated by this Agreement, (ii) secure the expiration or termination of any applicable waiting period from a Governmental Authority and (iii) defend through litigation on the merits any claim asserted in court by any Person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing from occurring prior to the Outside Date; provided that in no event shall Buyer or any of its Affiliates be required to propose, negotiate, commit to and/or effect, and in no event shall Seller or any of its Affiliates be permitted to propose to any Governmental Authority, the sale, divesture, license or disposition of, or holding separate (through the establishment of a trust, proxy agreement, special security agreement, voting trust agreement or otherwise) any of Buyer’s (or any of its Affiliates’) or the Company’s assets, properties or businesses, assets, properties or businesses or otherwise take any action that limits the freedom of action with respect to, or the ability to retain any of the businesses, product lines or assets of, Buyer (or any of its Affiliates) or the Company.

Section 6.6    Public Announcements. Buyer and Seller agree that, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any member of the Seller Group or its Affiliates without the prior consent of Buyer, unless required by Law or the rules of any national securities exchange in which case Seller or its Affiliate shall use commercially reasonable efforts to allow Buyer reasonable time to review such public release or announcement prior to its issuance, distribution or publication; provided, however, that Goldman Sachs & Co. LLC and their managed investment funds and vehicles, and Riverstone Holdings LLC and their managed investment funds and vehicles shall be permitted to disclose information about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners, shareholders and prospective limited partners or other investors in connection with their ordinary course business operations, including private equity/fund-formation, fundraising, marketing, informational or reporting activities (provided that such disclosures are made to Persons subject to an obligation of confidentiality unless such information has previously been publicly disseminated or announced in accordance with this Section 6.6). Buyer and Seller agree that Buyer and its Affiliates shall be entitled make public statements and communications regarding the transactions contemplated by this Agreement, so long as Buyer provides Seller with a reasonable opportunity to review and comment upon such statement or communication (which comments Buyer shall consider in good faith). Each of Seller, Buyer and Lucid Parent acknowledge and agree that any disclosure, public release or announcement concerning the transactions contemplated hereby that is made in accordance with this Section 6.6 shall be permitted notwithstanding anything to the contrary in the Confidentiality Agreement.

Section 6.7    Post-Closing Access; Preservation of Records.

(a)    From and after the Closing, Buyer and its Affiliates shall make, or cause to be made, available to Seller (for the purpose of examining and copying) all Books and Records and Tax Returns of or to the extent relating to the Company or its business for the period (or any portions thereof) ending on or prior to the Closing Date (and the reasonable cooperation of employees responsible for such Books and Records and Tax Returns) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action (other than, without limiting any right to discovery, any Action between Seller or any of its Affiliates, on the one hand, and Buyer and any of its Affiliates, on the other hand, with respect to this Agreement or the transactions contemplated hereby), or (ii) preparing and delivering reports to direct and indirect limited partners, shareholders and prospective limited partners and other investors and any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such Books and Records, Tax Returns and employees shall not unduly interfere with the normal operations of Buyer, its Affiliates, the

Company and the reasonable out-of-pocket expenses of Buyer, its Affiliates and the Company incurred in connection therewith shall be paid by Seller. Buyer shall cause the Company to maintain and preserve all such Tax Returns and Books and Records and other documents in accordance with the bona fide recordkeeping policies of Buyer or the Company for the greater of (A) seven (7) years after the Closing Date and (B) any applicable statutory or regulatory retention period, as the same may be extended.

(b)    From and after the Closing, Buyer shall be entitled to all of the Books and Records in Seller’s and any member of the Seller Group’s (including the Company’s) possession or control relating to the Company, its businesses, assets, properties or Interests (including all related electronic mail and data of SaaS providers), and, promptly following the Closing, Seller shall deliver any such Books and Records in any member of the Seller Group’s (other than the Company’s) possession or control to Buyer. For purposes of this Section 6.7(b), “Books and Records” shall not include, and Seller and its Affiliates shall be entitled to retain, (i) any income Tax Returns or Seller Consolidated Returns filed by Seller or any of its Affiliates, (ii) any Books and Records that are not related primarily to the Company or its business, assets or properties or the Company Interests or any Books and Records to the extent relating to Seller’s or any of its Affiliate’s other businesses, assets, properties, operations or Interests, (iii) documents relating to the negotiation of the transactions contemplated by this Agreement, (iv) documents relating to the Seller Profits Interests, and (v) documents subject to legal privilege (such as the attorney-client privilege or work product doctrine), except, in the case of clause (v), to the extent Buyer or any of its Affiliates is entitled to such information under the Transaction Documents from and after the Closing.

Section 6.8    Tax Matters.

(a)    Seller shall prepare or cause to be prepared and file or cause to be filed any Pass-Through Tax Return and any Seller Consolidated Return and shall pay or cause to be paid, in each case, all Taxes owed with respect to such Tax Returns. Buyer shall prepare and timely file (or cause to be timely filed) all Tax Returns (other than Tax Returns described in the preceding sentence) of the Company that relate to any Tax period (or portion thereof) ending on or before the Closing Date that, in each case, are required to be filed after the Closing Date. If (1) any Tax due with respect to any such Tax Return will be taken into account in determining Adjusted Working Capital or (2) Seller may otherwise be liable for any Tax due on any such Tax Return, then Buyer shall prepare such Tax Return in a manner consistent with past practices of the Company, and Buyer shall deliver to Seller a copy of each such Tax Return at least twenty (20) days prior to the due date for filing such Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, which shall be provided to Seller as soon as practicable) and shall permit Seller to review and comment on each such Tax Return and Buyer shall incorporate any reasonable comments Seller submits to Buyer.

(b)    Notwithstanding anything to the contrary in this Agreement, without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), none of Buyer, any of its Affiliates (including the Company), or any Representative thereof, shall (1) amend or approve or consent to the amendment of any Tax Return, (2) make, change, approve or consent to any Tax election, (3) take any action outside the ordinary course of business on the Closing Date following the Closing, (4) initiate any voluntary contact (including through any voluntary disclosure program) with any Governmental Authority, (5) prepare any Tax Return in a manner inconsistent with past practices of the Company, or (6) compromise or settle any Tax liability of the Company, or (7)take or fail to take any other action with respect to Taxes of the Company, in each case, with respect to any Tax period (or portion thereof) beginning on or before the Closing Date if any such action could (x) increase Seller’s or any of its direct and indirect owners’ liability for Taxes, or (y) result in a change of the character of any income or gain on any Tax Return filed or to be filed by Seller or any of its direct and indirect owners.

(c)    Each of Seller and Buyer shall (and shall cause their respective Affiliates, including, after the Closing, the Company) cooperate fully as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any audit or other Action with respect to Taxes imposed on or with respect to the assets, operations, or activities of the Company. Such cooperation shall include furnishing to the other party such information as such party may reasonably request in connection with the filing of any Tax Returns or Tax proceedings with respect to Tax matters relating to the Company or the transaction contemplated by this Agreement, including by providing access to relevant books and records and making employees reasonably available to provide additional information and explanation of any materials provided hereunder.

(d)    The Parties agree to allocate the Final Purchase Price (and any liabilities and other items taken into account as consideration for the Company Interests under applicable Tax Law) among the assets of the Company for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any comparable or similar provisions of applicable state and local Tax Law) among the six categories of assets specified in Part II of IRS Form 8594 (the “Purchase Price Allocation”). No later than ninety (90) days after the delivery of the Final Adjustment Certificate, Buyer shall deliver to Seller for its review and comment the draft Purchase Price Allocation. Seller shall have thirty (30) days to provide written objections. The draft Purchase Price Allocation shall be deemed to be accepted and agreed by, and shall be conclusive and binding on, the Parties unless Seller timely delivers an objection. Buyer and Seller shall reasonably cooperate to promptly resolve any disputes with respect to the draft Purchase Price Allocation. In the event that Buyer and Seller are unable to resolve any disputed item within thirty (30) days of the written objection (or such other time period mutually agreed upon by Buyer and Seller), Buyer and Seller shall jointly retain the Independent Accounting Firm to resolve the disputed item(s) (such allocation deemed agreed to or mutually agreed to by the Parties or finally determined by the Independent Accounting Firm, as applicable, shall be the final Purchase Price Allocation. All fees and expenses charged by the Independent Accounting Firm pursuant to this Section 6.8(d) will be allocated between Buyer and Seller in accordance with the mechanics set forth in Section 2.4(e). Unless otherwise required by a change in applicable Law or good faith resolution of a Tax contest, neither Buyer nor Seller shall take any position inconsistent with the final Purchase Price Allocation in any Tax Return or any judicial, administrative, or other proceeding.

Section 6.9    Insurance.

(a)    For a period of six (6) years following Closing, Buyer shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions for acts and omissions of directors and officers of the Company as provided in the Governing Documents of the Company in effect immediately prior to the Closing and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Closing were directors and officers of the Company; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)    From and after Closing, Buyer shall obtain and maintain or cause to be obtained and maintained a six (6)-year “tail” policy with respect to the directors’ and officers’ and company liability insurance policy or policies provided for directors and officers of the Company and the Seller Group for a cost not to exceed three hundred percent (300%) of the annual aggregate premium for the current such policies maintained by the Company or for which the Company is a named insured immediately prior to the Closing (the “Maximum D&O Premium”). Should Buyer be unable to obtain insurance for any amount less than or equal to the Maximum D&O Premium, Buyer shall obtain as much comparable insurance as possible for an amount less than or equal to the Maximum D&O Premium. The Seller Group shall cooperate with Buyer and use commercially reasonable efforts to obtain any additional “tail” insurance policies at Buyer’s sole cost and expense, including for cyber insurance, as requested by Buyer (with the costs thereof to be borne by Buyer), and the Seller Group shall cooperate with Buyer and use commercially reasonable efforts to cause Buyer to be named as the successor-in-interest to the named insured’s rights under all such “tail” policy or policies.

(c)    Prior to the Closing, Seller and Lucid Parent shall use commercially reasonable efforts to assign to the Company all Insurance Policies (to the extent permitted by the terms of each such Insurance Policy) (the “Assigned Insurance Policies”); provided, that if such assignment is not complete by Closing, the Seller Group shall continue to use commercially reasonable efforts to assign such Insurance Policies until such assignment is complete. From and after the Closing, the Seller Group shall use commercially reasonable efforts to assist Buyer and its Affiliates with any claims under any insurance policies maintained at any time prior to Closing by or on behalf of or for the benefit of the Company, including by maintaining the Insurance Policies such that Buyer and its Affiliates (including the Company) are entitled to the benefits of such Insurance Policies at the sole cost and expense of Buyer, and it is acknowledged and agreed that the intent of the Parties is that the Company’s right to coverage under any such policies shall continue without change due to this Agreement or the transactions contemplated by this Agreement.

(d)    In the event Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or the Company, as applicable, shall assume the obligations set forth in this Section 6.9.

Section 6.10    Employee Relations and Benefits.

(a)    Prior to the Closing, in each case in form and substance reasonably satisfactory to Buyer, Seller shall, and shall cause the Seller Group to, take all actions necessary or appropriate to (i) transfer the employment or engagement of all Participants who are current officers, employees or independent contractors of any member of the Seller Group (the “Current Participants”) to the Company prior to the Closing Date, including the Current Participants whose employment is anticipated to be terminated on the Closing Date. Prior to the Closing, in each case in form and substance reasonably satisfactory to Buyer, Seller shall take all actions necessary or appropriate to cause the Company to assume all liabilities to or in respect of (including paid time off) the Current Participants upon the transfer of their employment or engagement, with the exclusion of any employment or similar contracts and all associated liabilities (including any severance liabilities) with those arrangements (the “Employment Contracts”), and to assume all remaining liabilities and obligations to or in respect of any former officer, employee or independent contractor of the Seller or any member of the Seller Group (the “Former Participants”) other than liabilities and obligations to or in respect of the Employment Contracts. The liabilities and obligations described in the foregoing sentence are referred to herein as “Employment Liabilities.” For the avoidance of doubt, any severance payable to the employees who are parties to the Employment Contracts shall not be an Employment Liability; provided, however, Buyer agrees, if requested by Seller, from and after the Closing to assist Seller with the payment of any severance payments or other obligations under the Employment Contracts at Seller’s sole cost and expense (without duplication of the severance amounts under the Employment Contracts included in clause (b) of the definition of “Outstanding Seller Transaction Expenses”) and without any Liability to the Company or Buyer. From and after the Closing, Buyer and the Company will promptly reimburse, indemnify and hold Seller and its Affiliates harmless with respect to any and all Employment Liabilities whether contingent or otherwise and whether known or unknown as of the date of this Agreement, regardless of when any such liability or obligation is incurred, arises or is disclosed, provided, however, that the Buyer and the Company will not indemnify the Seller and its Affiliates for any reduction to the Base Purchase Price on account of the inclusion of any accrued Employment Liabilities in Adjusted Working Capital.

(b)    Prior to the Closing, in each case in form and substance reasonably satisfactory to Buyer, Seller shall take all actions necessary or desirable to cause the Company to assume sponsorship of all Benefit Plans listed on Section 3.20(a) of the Seller Disclosure Schedule (which, for purposes of clarity, shall not include the Employment Contracts), effective as of no later than immediately prior to the Closing, along with all assets of and obligations and liabilities under or with respect to such Benefit Plans (the “Assumed Benefit Plans”). From and after the Closing, Buyer and the Company will promptly reimburse, indemnify and hold Seller and its Affiliates harmless with respect to any and all liabilities and obligations under or in respect of the Assumed Benefit Plans (“Benefit Plan Liabilities”), provided, however, that the Buyer and the Company will not indemnify the Seller and its Affiliates for any reduction to the Base Purchase Price on account of the inclusion of any Benefit Liabilities in Adjusted Working Capital. Prior to the Closing, Seller shall cause the Company to enter into arrangements to effect the Post-Closing Bonus, in each case in form and substance reasonably satisfactory to Buyer. Any Continuing Employee that resigns his or her employment prior to the end of such ninety (90) day employment period shall be allowed to retain the first fifty percent (50%) paid to that individual in connection with the Closing, but shall forfeit the remaining fifty percent (50%) for no consideration.

(c)    From and after the date of this Agreement, Seller shall reasonably cooperate with Buyer to provide Buyer with reasonable access, during regular working hours, to the Current Participants to allow Buyer to evaluate the Current Participants and make determinations with respect to Buyer’s decision to offer the Current Participants continued employment with Company (or with Buyer or its Affiliates) for a period beyond the Closing Date. Buyer shall have no obligation to continue the employment of any Current Participant for any period after the Closing Date and may terminate employment of any such Current Participant on the Closing Date, provided that Buyer’s decisions and determination with respect to such terminations are conducted in accordance with Law. Buyer will provide any notifications that may be required under WARN with respect to any employment terminations that are anticipated to occur on or after the Closing Date to the extent reasonably practicable, provided, however, that Seller shall bear the ultimate responsibility for providing any such notifications for any terminations occurring on or after the Closing. For the avoidance of doubt, the Employment Liabilities include all liabilities arising under WARN.

(d)    For the period beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date (the “Continuation Period”), Buyer shall, or shall cause the Company to, provide each employee of the Company who is employed by the Company immediately prior to the Closing and continues in the employ of Buyer, the Company or any of their respective Affiliates following the Closing Date (“Continuing Employees”) with: (i) annual base salary or wages that are no less than the annual base salary or wages provided to such Continuing Employee immediately prior to the Closing Date, and (ii) incentive compensation opportunities and employee benefits that are (A) no less than the incentive compensation opportunities and employee benefits provided to such Continuing Employee immediately prior to the Closing Date or (B) available to similarly situated employees of Buyer and its Affiliates, provided that with respect to the retirement and health benefits, such retirement and health benefits shall be substantially similar in the aggregate to the retirement and health benefits provided to such Continuing Employee immediately prior to the Closing Date.

(e)    Without limiting the obligations set forth in Section 6.10(d), with respect to annual bonuses for each Continuing Employee for the calendar year in which the Closing occurs, Buyer will or will cause the Company to pay annual bonuses that consist of the following two amounts: (i) with respect to any portion of the calendar year that occurred prior to the Closing, the Continuing Employee will be eligible to receive a payment equal to the amount that was deemed accrued for that Continuing Employee at the time of Closing as a current liability in the calculation of Adjusted Working Capital (notwithstanding any results of the Business), and (ii) with respect to the portion of the calendar year that begins with the Closing Date, the Continuing Employee will be eligible to receive a payment equal to the amount that was earned, if any, pursuant to the applicable annual incentive bonus plan maintained by Buyer or its Affiliates for that Continuing Employee for the applicable portion of the calendar year. All annual bonus payments with respect to the calendar year in which the Closing occurs will be paid in accordance with terms and conditions of the applicable annual incentive plan of Buyer or its Affiliates in effect for that calendar year. In the event Buyer or the Company terminates the employment of any Current Participant without cause on the Closing Date or after the Closing Date and prior to the payment date for annual bonuses for the year in which the Closing occurs, Buyer will pay or cause to be paid to such individual a pro-rated annual bonus for the year of termination (each a “Pro Rata Bonus”), subject to such individual executing and not revoking a customary release of claims. Any Current Participant that resigns their employment or that Buyer or the Company terminates for cause shall not be eligible for any annual bonus, including the Pro Rata Bonus.

(f)    With respect to any Continuing Employee whose employment is terminated during the Continuation Period by Buyer without Cause (as such term is defined in Buyer’s applicable severance plan or policy in effect at the time of such Continuing Employee’s termination of employment), Buyer shall provide, or shall cause the Company to provide, severance benefits to such Continuing Employee, which shall be determined and payable in accordance with the terms and conditions of the severance plan maintained for similarly situated employees of Buyer and its Affiliates in effect at the time of such Continuing Employee’s termination of employment, provided, however, that severance payments for any Continuing Employee who is terminated within ninety (90) days after Closing will be as set forth on Section 1.1(e)(ii) of the Seller Disclosure Schedule, subject to such individual executing and not revoking a customary release of claims.    Such severance payments, if any, shall be in addition to a Pro Rata Bonus, if applicable. For the avoidance of doubt, (i) if any Continuing Employee resigns for any reason or is terminated by the Company, Buyer or any of their Affiliates for cause, such Continuing Employee will not be entitled to any severance payment, benefit or other entitlement pursuant to Buyer’s severance policies or otherwise, including a Pro Rata Bonus, and (ii) nothing in this Agreement shall limit Buyer’s right or authority to terminate the employment or services of any Continuing Employee at any time and for any reason.

(g)    From and after the Closing, Buyer shall take all commercially reasonable efforts to (i) give each Continuing Employee full credit for all purposes, including eligibility to participate, level of benefits, vesting and benefit accrual, under any employee benefit plans, programs and arrangements (including severance and paid time off policies (and any accruals thereunder)) provided, sponsored, maintained or contributed to by Buyer or any of its Affiliates (“Buyer Plans”) for such Continuing Employee’s service with the Company, and with any predecessor employer, to the same extent recognized by the Company, except to the extent such credit would result in the duplication of benefits for the same period of service, and (ii) credit to each Continuing Employee under the applicable paid time off program of Buyer or its Affiliates for all unused paid time off days of such Continuing Employee that accrued on or prior to the Closing Date under any paid time off program of the Company in place immediately prior to the Closing Date, and shall not take any actions that adversely affect any such Continuing Employees (or their future accrual of paid time off) as a result of such credit. Notwithstanding the foregoing, to the extent permitted under Law, Buyer shall not be required to provide credit for such service for benefit accrual purposes under any Buyer Plan that is a defined benefit pension plan or post-retirement medical plan, to the extent that the credit would result in duplicative benefits to the Continuing Employee, or to the extent that such credit was not recognized with a similar Benefit Plan to which that individual participated immediately prior to the Closing.

(h)    Buyer shall take all commercially reasonable efforts to (i) waive or cause to be waived for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Affiliates applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable (or was previously satisfied by) to such Continuing Employee under the terms of the comparable Benefit Plan, and (ii) give or cause to be given full credit under the Buyer Plans applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles under any Benefit Plan satisfied prior to the Closing in the same plan year as the Closing for purposes of any annual and lifetime maximums, as if there had been a single continuous employer.

(i)    Without limiting the provisions of Section 6.10(b), sponsorship of the Benefit Plan of Seller that is a qualified plan with a cash or deferred arrangement described in Section 401(k) of the Code (the “Seller 401(k) Plan”) shall be transferred to the Company prior to the Closing. If so directed by the Buyer prior to the Closing Date, Seller shall cause the Company to adopt resolutions terminating the Seller 401(k) Plan, effective as of the day prior to the Closing Date, but subject to the Closing. Buyer shall cause each Continuing Employee who is a participant in the Seller 401(k) Plan at the time of its termination to be allowed to participate effective as of the Closing Date in a 401(k) plan sponsored by Buyer (or a member of the same controlled group as Buyer) and such employee shall be eligible immediately after the Closing Date to make elective deferrals into such 401(k) plan, and to be eligible to receive employer contributions. In addition, if applicable, Buyer shall cause such 401(k) plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Seller 401(k) Plan, including any participant loans. All rollovers shall be accomplished pursuant to the terms of the Buyer’s 401(k) plan and administrative policies.

(j)    The Parties acknowledge and agree that all provisions contained in this Section 6.10 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 6.10 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Benefit Plan or any Buyer Plan or (ii) confer on any Participant or any other Person (other than the Parties) any rights or remedies (including any right to employment or other service relationship or any third-party beneficiary rights).

Section 6.11    Seller Credit Support Obligations. Buyer acknowledges that none of the Security Arrangements listed on Schedule 3.17 (collectively, the “Seller Credit Support Obligations”) will be transferred to Buyer or the Company. At or prior to the scheduled Closing Date, Buyer, at Buyer’s sole cost and expense, shall use commercially reasonable efforts to issue (and deliver to Seller evidence of the posting of) replacement bonds, letters of credit and guarantees to the extent such replacements are necessary to permit the cancellation of the Seller Credit Support Obligations. If, after exercise of commercially reasonable efforts, Buyer fails to replace the Seller Support Obligations, then Buyer shall continue to use commercially reasonable efforts to make such replacement and secure such release of any such Seller Support Obligations that remain outstanding after the Closing. FROM AND AFTER THE CLOSING, BUYER SHALL PROMPTLY REIMBURSE, INDEMNIFY AND HOLD SELLER AND ITS AFFILIATES HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, BASED UPON, ATTRIBUTABLE TO OR RESULTING FROM BUYER’S FAILURE (TO THE EXTENT WITHIN BUYER’S CONTROL) TO REPLACE SUCH BONDS, LETTERS OF CREDIT AND GUARANTEES IN ACCORDANCE WITH THIS SECTION 6.11 (INCLUDING ANY SUCH BONDS, LETTERS OF CREDIT OR GUARANTEES FOR WHICH BUYER IS UNABLE TO ISSUE REPLACEMENTS FOR THAT ARE NECESSARY TO PERMIT THE CANCELLATION OF THE SELLER CREDIT SUPPORT OBLIGATIONS POSTED BY SELLER OR ITS AFFILIATES (EXCLUDING THE COMPANY)), EVEN IF SUCH

LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT EXCLUDING GROSS NEGLIGENCE), WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY SELLER, THE COMPANY AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES.

Section 6.12    R&W Insurance Policy. In the event Buyer or any of its Affiliates elects to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne 100% by Buyer or such Affiliate, (b) Buyer shall provide the Seller a reasonable opportunity to review the R&W Insurance Policy and provide reasonable comments in advance of binding coverage, (c) such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of Fraud) with respect to the making of the representations and warranties contained in Article III or Article IV of this Agreement, any other Transaction Document to which Seller is or will at the Closing be party or any certificate delivered by Seller pursuant to this Agreement or any Transaction Document against Seller, (d) Seller shall be an intended third party beneficiary of the R&W Insurance Policy, and (e) none of Buyer or any of its Affiliates shall amend, waive, modify or otherwise revise the R&W Insurance Policy in any manner inconsistent with the foregoing without Seller’s prior written consent. Notwithstanding anything to the contrary in this Agreement, should Buyer or its Affiliates acquire an R&W Insurance Policy, none of the Seller nor any of its Affiliates nor its and their respective past, present or future equityholders, members, directors, officers, employees or agents, shall be entitled to any proceeds from such R&W Insurance Policy without the prior written consent of Buyer.

Section 6.13    Use of Seller Marks.

(a)    Buyer agrees that (except as expressly set forth in this Section 6.13) after the Closing, neither Buyer nor its Affiliates (including the Company) (i) will have any rights in and to the Marks “Lucid,” “Lucid Energy,” any other similar Mark used or held for use by Seller or any of its Subsidiaries or any other member of the Seller Group, or any Mark containing or comprising any of the foregoing or any derivatives or variations of any of the foregoing (collectively, the “Seller Marks”) or (ii) subject to subsection (b) below will, at any time after the Closing, market, promote, advertise or offer for sale any products, goods or services utilizing or bearing any of the Seller Marks or otherwise hold itself out as having any affiliation with Seller or its Affiliates.

(b)    Buyer, on behalf of itself and its Affiliates (including the Company), agrees that if any of the assets bear a Seller Mark, Buyer shall, prior to distributing, selling or otherwise making use of such assets for the general public, remove, delete, cover or render illegible the Seller Mark as it may appear on such assets. Notwithstanding the foregoing, for a period of one-hundred eighty (180) days after the Closing, the Company may use any remaining inventory of materials, including any sales and product literature, vehicles, business cards, schedules, stationery, packaging materials, displays, signage, advertising, marketing, promotional and related materials, training materials, audio and visual materials, manuals, forms, websites, social media pages and accounts, e-mail and e-mail addresses, computer Software and other materials and systems, that include one or more of the Seller Marks to the extent such materials were included in the assets as of the Closing in connection with the continued operation of the Business.

(c)    After the Closing, Buyer shall not, and shall cause its Affiliates (including the Company) not to, (i) use or adopt any name or any word (or other indicia of origin of goods or services) that is likely to cause confusion with any Seller Mark; (ii) contest the ownership or validity of any rights of Seller or its Affiliates in or to the Seller Marks, except in response to any action, suit or proceeding first threatened, initiated or otherwise asserted by Seller or any of its Affiliates against Buyer or any of its or their customers or licensees; or (iii) register or seek to register anywhere in the world any Seller Marks. BUYER SHALL INDEMNIFY AND HOLD HARMLESS SELLER, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, INCLUDING ANY PAST, PRESENT OR FUTURE REPRESENTATIVE OR EQUITYHOLDER OF ANY OF THE FOREGOING, AGAINST ALL LIABILITIES ASSERTED AGAINST OR IMPOSED UPON THEM AS A CONSEQUENCE OF THE USE OF THE SELLER MARKS BY BUYER (INCLUDING THE COMPANY) FOLLOWING THE CLOSING, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT EXCLUDING GROSS NEGLIGENCE), WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY SELLER, THE COMPANY AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES.

(d)    Buyer shall, and shall cause the Company to, within one-hundred eighty (180) days after the Closing (the “Removal Deadline”), eliminate and remove (or cause to be eliminated and removed), or otherwise strike over, any and all of the Seller Marks from the Company’s public-facing assets and properties (and Buyer shall, and shall cause the Company to, use commercially reasonable efforts to so eliminate, remove or strike over all other assets and properties bearing the Seller Marks), and the Buyer shall (or shall cause the Company to) amend the Company’s organizational documents and make the necessary filings with the Secretary of State of the State of Delaware (and any other jurisdictions in which the Company operates) to change the legal or business name of the Company, as applicable, to a name that does not include the Seller Marks or other similar identifiers or any abbreviation, derivation or extension thereof and that is satisfactory to the Seller. From and after the Removal Deadline, the Buyer shall not, and the Buyer shall cause its Affiliates (including the Company) not to, use any of the Seller Marks in connection with the Company Interests, the Company’s assets or properties or otherwise.

Section 6.14    Casualty.

(a)    If, from the date of this Agreement to the Condition Satisfaction Date, a Casualty Event occurs, then Seller shall promptly notify Buyer in writing and deliver to Buyer, no later than thirty (30) days following such event, a good faith and reasonable estimate of the sum of (i) the cost of restoring the affected assets to a condition operationally comparable to the condition immediately prior to such Casualty Event plus (ii) the amount of any lost operating profits with respect to the Company or reasonably expected to accrue as a result of such Casualty Event. Such notice shall include a summary of Seller’s good faith estimate of insurance coverage (including deductible information) available with respect to such Casualty Event. Any deductible incurred by the Company will be included in the costs in the Casualty Estimate. Such good faith and reasonable estimate shall be net of and after giving effect to (A) any condemnation award or other third-party proceeds (other than insurance proceeds) which the Company will have received as of the Closing or has received written notice that it will receive after Closing, (B) any insurance proceeds reasonably expected to be received by the Company or Buyer (after giving effect to Section 6.14(e)) in connection with such Casualty Event, and (C) any amounts reasonably expended by any member of the Seller Group or any of their respective Affiliates prior to Closing to restore the affected assets to the condition described in clause (a)(i) of this Section 6.14 (such aggregate estimate being a “Casualty Estimate”). Any Casualty Estimate shall be prepared based on the best reasonably available information as of the date of such Casualty Estimate and if the Closing Date or the Outside Date is expected to occur prior to the expiration of the thirty (30)-day period referenced above, then the Closing Date and the Outside Date, as applicable, shall be postponed, if necessary, to the tenth (10th) Business Day after such Casualty Estimate is made.

(b)    Notwithstanding the provisions of Section 6.14(a), if Buyer objects to Seller’s estimate pursuant to Section 6.14(a) in writing within ten (10) Business Days of receipt of Seller’s estimate and Seller and Buyer are not able within ten (10) Business Days thereafter to reasonably agree in good faith on a mutually acceptable revision to such estimate to address such objections, then (i) such estimate shall be deemed not to be the Casualty Estimate and (ii) Buyer and Seller shall use commercially reasonable efforts to cause an independent engineering firm reasonably acceptable to Buyer and Seller to prepare the appropriate estimate as promptly as practicable (and in any event within thirty (30) days), which estimate shall be the Casualty Estimate absent manifest error or gross negligence or willful misconduct of the independent firm; provided that, if the Closing Date or Outside Date is expected to occur prior to the determination of the Casualty Estimate in accordance with this Section 6.14(b), then the Closing Date and the Outside Date, as applicable, shall be postponed, if necessary, to the tenth (10th) Business Day after such Casualty Estimate is determined in accordance with this Section 6.14(b).

(c)    In the event the Casualty Estimate in respect of a Casualty Event occurring prior to the Condition Satisfaction Date is greater than $250,000,000, (i) Buyer may elect, in its sole discretion, to terminate this Agreement by written notice to Seller or (ii) if Buyer does not elect to terminate this Agreement pursuant to this Section 6.14(c) within twenty (20) days following determination of the final Casualty Estimate (pursuant to Section 6.14(b), if applicable), such Casualty Event shall not, subject to the last sentence of Section 6.14(a), delay, impair or otherwise affect the Closing.

(d)    If the Casualty Estimate in respect of a Casualty Event is equal to or less than $250,000,000, such Casualty Event shall not, subject to the last sentence of Section 6.14(a), delay, impair or otherwise affect the Closing.

(e)    From and after the Closing, all available insurance proceeds with respect to any Casualty Event (whether occurring on, prior to or after the Condition Satisfaction Date) shall be assigned by Seller and/or its Affiliates involved in the Business to Buyer, and Seller shall use its commercially reasonable efforts to obtain or assist Buyer or its Affiliates in obtaining any insurance, condemnation award or other third-party proceeds relating to such Casualty Event and turn over to Buyer or its designated Affiliate any amounts received.

Section 6.15    Financing Assistance.

(a)    Prior to the earlier of (x) Closing and (y) termination of this Agreement in accordance with Article IX, Seller shall (and shall cause the other members of the Seller Group and its and their respective officers, directors and employees to) provide, and shall use commercially reasonable efforts to cause its (and the other members of the Seller Groups’) other Representatives to provide, at the sole cost and expense of Buyer, customary assistance with the arrangement of, and satisfaction (on a timely basis) of all relevant conditions precedent to obtaining the Bridge Financing or any debt financing other than the Bridge Financing in connection with the transactions contemplated hereby (any such financing, “Debt Financing”) as is reasonably requested by Buyer (or its Representatives) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Seller Group), including (i) delivering Financing Information that is Compliant and other information as is reasonably requested by Buyer (and permitting Buyer and its Affiliates to include such information in offering materials); it being understood that Buyer shall be solely responsible for the preparation of any pro forma financial information as may be reasonably necessary to consummate such Debt Financing or as required pursuant to the Securities Act, (ii) providing Buyer at least four (4) Business Days prior to the Closing Date with all documentation required under, “know your customer” and anti-money laundering rules and regulations that is requested in writing by Buyer’s financing sources at least nine (9) Business Days prior to the Closing Date, (iii) using commercially reasonable efforts to assist Buyer and its sources of Debt Financing in their preparation of appropriate and customary offering documents, private placement memoranda, prospectuses, prospectus supplements, registration statements, syndication documents and materials including information memoranda, lender and investor presentations and other marketing documents and appropriate and customary materials for rating agencies, in each case, to the extent reasonably related to the Company, reasonably necessary to assist Buyer to obtain the Debt Financing and reasonably identified by Buyer in writing to the Seller, (iv) obtaining the consent of, and customary comfort letters from, such accountants with respect to financial information solely as it relates to the Company including in any offering materials and (v) cooperating with Buyer’s legal counsel in connection with any legal opinions that may be required from the Buyer’s or any of its Affiliates’ legal counsel in connection with the such Debt Financing. Information provided by Seller and the Company in connection with any Debt Financing may only be provided to sources or potential sources of financing and rating agencies that are bound by confidentiality provisions substantially similar to the Confidentiality Agreement or otherwise reasonably acceptable to Seller (it being understood and agreed that the confidentiality provisions set forth in the Bridge Commitment Letter on the date hereof (and provisions at least as favorable to Buyer as such provisions) are reasonably acceptable to Seller). The Company hereby consents to the use of all of the Company logos in connection with any Debt Financing, provided that (a) such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company, its Affiliates or its business, or the reputation or goodwill thereof and (b) Buyer shall provide Company with a reasonable opportunity to review the portion of any documents, communications or other materials in connection with which such logo is used, and consider in good faith the reasonable comments of Company prior to the distribution, disclosure or use thereof. The Company acknowledges and agrees that, notwithstanding anything to the contrary in the Confidentiality Agreement, Buyer may provide “Evaluation Material” (as defined in the Confidentiality Agreement) to its Representatives in connection with any Debt Financing. Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.3(b), as applied to Seller’s obligations under this Section 6.15, shall be deemed to be satisfied unless (i) Seller has failed to satisfy its obligations in any material respect under this Section 6.15, (ii) Buyer has notified Seller of such failure in writing a reasonably sufficient amount of time prior to Closing to afford Seller with a reasonable opportunity to cure such failure and (iii) such failure is the proximate cause of Buyer’s failure to receive the proceeds of Debt Financing. Buyer acknowledges and agrees that obtaining Debt Financing is not a condition to its obligations under this Agreement. If Debt Financing has not been obtained, Buyer shall continue to be obligated, until such time as the Agreement is terminated in accordance with Article IX and subject to the waiver or fulfillment of the conditions set forth herein, to complete the transactions contemplated by this Agreement, subject to the other terms and conditions of this Agreement. For the avoidance of doubt, the cooperation hereunder (other than with respect to any information provided pursuant to the foregoing clauses (i) and (ii) above which relates to the Seller Group) shall only be in respect of the Company and its Subsidiaries.

(b)    In connection with the cooperation contemplated in Section 6.15(a) and notwithstanding anything to the contrary therein, (i) none of the Seller, the Company, their Affiliates or any of their respective equityholders or governing bodies shall be required to pass resolutions or consents to approve or authorize the execution of the definitive documentation for the Debt Financing or execute or deliver any certificate, document, instrument or agreement in connection with the Debt Financing that is effective prior to the Closing Date (except for the authorization letters set forth in clause (c) of the definition of “Financing Information”); (ii) no obligation of the Seller, the Company, any of their Affiliates or any of their respective partners, members or Representatives under any certificate, document, instrument or agreement, entered into pursuant to the foregoing shall, without such Person’s prior express written consent (which need not be given), be effective until the Closing (except for the authorization letters set forth in clause (c) of the definition of “Financing Information” and excluding any comfort letters provided in connection with Section 6.17); (iii) none of the Seller, the Company, any of their Affiliates or any of their respective partners, members or Representatives shall be required to pay any commitment or other similar fee, or incur any other cost or expense or liability (except for any liability arising out of such Person’s actual fraud, gross negligence, willful misconduct or Willful and Material Breach of this Agreement), in connection with the Bridge Financing or any other Debt Financing that is not reimbursed as set forth in Section 6.15(c) below; (iv) excluding the information to be provided as contemplated by clauses (i) and (ii) of Section 6.15(a), none of the Seller, the Company, their Affiliates or any of their respective partners, members or Representatives shall be required to provide any information that is not reasonably available to such Persons; (v) none of the Seller, the Company, their Affiliates or any of their respective partners, members or Representatives shall be required to take any action that will conflict with or violate such Person’s organizational documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any Contract to which such Person, as applicable, is a party (so long as such Contract is not entered into in contemplation of circumventing the cooperation provided for under Section 6.15(a) or result in any officer, director, employee, agent, affiliate or advisor of any such Person incurring any personal liability with respect to any matters relating to the Debt Financing); (vi) none of the Seller, the Company, their Affiliates or any of their respective partners, members or Representatives shall be required to provide or prepare any description of all or any component of the Debt Financing in any offering materials or rating agency presentations; (vii) none of the Seller, the Company, their Affiliates or any of their respective partners, members or Representatives shall be required to provide or prepare any projections, risk factors, pro forma financial information or other forward-looking statements or any similar information; and (viii) none of the Seller, the Company, their Affiliates or any of their respective partners, members or Representatives shall be required to disclose or provide any information the disclosure of which in the reasonable judgment of Seller is restricted by applicable Law or confidentiality provisions (so long as the applicable confidentiality agreements are not entered into in contemplation of circumventing the cooperation provided for under Section 6.15(a)) or is subject to attorney-client privilege or attorney work product privilege.

(c)    Buyer shall (i) promptly upon request by Seller, its current and future Affiliates, and each of their respective Representatives, reimburse such Persons, for all reasonable and documented out-of-pocket costs and expenses incurred by such Persons, in connection with cooperation required under or with respect to requests made under this Section 6.15 (including this Section 6.15(c)) (provided that no such reimbursement shall be required to made until the earlier of (x) immediately prior to the Closing Date and (y) ten (10) Business Days following the termination of this Agreement in accordance with Article IX) and (ii) INDEMNIFY AND HOLD HARMLESS SELLER, ITS CURRENT AND FUTURE AFFILIATES, AND EACH OF THEIR RESPECTIVE REPRESENTATIVES FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, CLAIMS, COSTS OR EXPENSES SUFFERED OR INCURRED BY ANY OF THEM IN CONNECTION WITH THE ARRANGEMENT OF THE BRIDGE FINANCING OR ANY OTHER DEBT FINANCING AND ANY INFORMATION USED IN CONNECTION THEREWITH (EVEN IF SUCH LOSSES, DAMAGES, CLAIMS, COSTS OR EXPENSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH PERSON OR SUCH PERSON’S REPRESENTATIVES, EXCEPT TO THE EXTENT SUCH LOSSES, DAMAGES, CLAIMS, COSTS OR EXPENSES ARISE FROM SUCH PERSON OR SUCH PERSON’S REPRESENTATIVES ACTUAL FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WILLFUL AND MATERIAL BREACH OF THIS AGREEMENT). This Section 6.15(c) shall survive the consummation of the transactions contemplated by this Agreement and the Closing and any termination of this Agreement.

Section 6.16    Financing.

(a)    Subject to any termination of the Bridge Commitment Letter prior to Closing permitted under Section 6.16(b), Buyer agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to consummate the Bridge Financing or any other Debt Financing on or prior to the Closing Date. Such actions shall include, but not be limited to, using commercially reasonable efforts to:

(i)    maintain in effect and not cancel any commitments under the Bridge Commitment Letter; provided that Buyer may replace, amend or terminate the Bridge Commitment Letter as set forth below in Section 6.16(b);

(ii)    negotiate, execute and deliver Bridge Financing Documents on or prior to the Closing Date that reflect (A) the terms contained in the Bridge Commitment Letter (including any “market flex” provisions related thereto) or (B) such other terms as may be acceptable to both Buyer and the applicable Bridge Financing Sources; provided that such terms (I) do not add new, or expand upon any existing conditions precedent to the initial funding of the Bridge Financing relative to the Bridge Financing Conditions set forth in the Bridge Commitment Letter, and (II) could not reasonably be expected to delay or prevent the consummation of the Closing;

(iii)    satisfy on a timely basis (or seek a waiver of) all Bridge Financing Conditions set forth in the Bridge Commitment Letter that are within Buyer’s or any of its Affiliates’ control;

(iv)    pay, or cause to be paid, all fees and other amounts that become due and payable under the Bridge Commitment Letter or Bridge Fee Letter as and when they become due and payable;

(v)    in the event that the conditions set forth in Section 7.1 and Section 7.3 and the Bridge Financing Conditions have been satisfied or, upon funding would be satisfied, cause the Bridge Financing Sources to fund the full amount of the Bridge Financing unless Buyer otherwise funds the Required Amount; and

(vi)    enforce its rights under or with respect to the Bridge Financing, including by seeking to cause the other parties thereto to fulfill their obligations under the Bridge Commitment Letter.

(b)    Prior to the Closing, Buyer shall not, without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), agree to, or permit, any amendment, restatement, replacement, supplement, or other modification of, or waiver or consent under, the Bridge Commitment Letter or other documentation relating to the Bridge Financing that would:

(i)    reasonably be expected to adversely affect in any material respect Buyer’s ability to consummate the transactions contemplated to occur under this Agreement on the Closing Date;

(ii)    reduce the aggregate amount of the Bridge Financing such that Buyer would not have sufficient funds to pay the Required Amount on the Closing Date (taking into account other sources of available funds (including, for purposes of this Section 6.16(b)(ii), cash on hand, availability under revolving credit agreements, term loans, accounts receivable securitization facilities or other similar facilities), sufficient evidence (in the good faith determination of Buyer) of which has been provided to Seller);

(iii)    impose new or additional conditions or expand upon the conditions precedent to the Bridge Financing as set forth in the Bridge Commitment Letter;

(iv)    adversely affect the ability of Buyer in any material respect to enforce its rights against the Bridge Financing Sources under the Bridge Commitment Letter, the Bridge Fee Letter or any Bridge Financing Document; or

(v)    otherwise reasonably be expected to prevent, delay, impede or impair the Closing in any material respect.

Notwithstanding anything to the contrary in this Agreement, Buyer may terminate the commitments under the Bridge Commitment Letter (including any extensions or replacements thereof) or permit the same to expire in accordance with the terms of the Bridge Commitment Letter in full or in part, (x) if Buyer provides Seller with evidence sufficient (in the good faith determination of Buyer) that it has (and will have until at least the date that is ninety (90) days after the date of this Agreement) other sources of available funds (including, for purposes of this paragraph, cash on hand, availability under revolving credit agreements, term loans, accounts receivable securitization facilities or other similar facilities) in an aggregate amount equal to the Required Amount; (y) if Buyer replaces the Bridge Commitment Letter as in effect at the time of such replacement, in full or in part, in accordance with the first paragraph of this Section 6.16(b) or Section 6.16(d); provided that the amount terminated shall not exceed the amount of such replacement financing or (z) at any time after the date that is ninety (90) days after the date of this Agreement.

(c)    Upon written request of Seller, Buyer shall update Seller in reasonable detail of material developments in respect of the Bridge Financing or any other Debt Financing. Without limiting the foregoing, Buyer shall give Seller prompt notice of any Bridge Financing Failure Event of which Buyer or its Affiliates becomes aware. As soon as reasonably practicable, Buyer shall provide any information reasonably requested by Seller relating to any Bridge Financing Failure Event unless providing such information will violate any applicable law, government order, applicable privilege or confidentiality obligation.

(d)     If any Bridge Financing Failure Event occurs, Buyer shall promptly, use commercially reasonable efforts to arrange for alternative debt financing (“Replacement Financing”) in an amount not less than the amount committed for bridge loans under the Bridge Commitment Letter as of the time of such Bridge Financing Failure Event; provided that the Buyer shall not be required to obtain any Replacement Financing that would contain terms, which when taken as a whole, are less favorable to Buyer in any material respect (as determined by Buyer in good faith) than those set forth in the Bridge Commitment Letter on the date hereof. Buyer shall deliver to Seller true, correct and complete copies of all contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Replacement Financing (provided that any fee letters in connection therewith may be redacted in a manner consistent with the Bridge Fee Letter provided as of the date hereof).

(e)    If the Condition Satisfaction Date occurs after the date that is ninety (90) days after the date of this Agreement, then Buyer shall (if such funds are necessary) use commercially reasonable efforts to obtain the proceeds of the Debt Financing in order to consummate the Closing as soon as practicable, taking into consideration compliance with the financial statement requirements under the federal securities laws, but in no event shall the Closing Date occur later than thirty (30) days after the Condition Satisfaction Date. The Parties acknowledge and agree that in no event will the failure of Buyer to consummate the Closing prior to the end of the thirty (30) day period referenced in this Section 6.16(e) be used as a basis by Seller to terminate this Agreement pursuant to Section 9.1(e) prior to the end of such thirty (30) day period.

(f)    Notwithstanding anything in this Agreement to the contrary, in no event will any failure by Buyer to comply with this Section 6.16 be used by Seller as a basis to (i) terminate this Agreement or (ii) assert the failure of a condition set forth in Article VII to be satisfied, if notwithstanding such breach Buyer is willing and able to consummate the transactions contemplated in this Agreement and the other Transaction Documents on the Closing Date.

Section 6.17    Financial Statements. Prior to the Closing, the Seller shall, and shall cause the Company and their Affiliates to the extent involved in the Business and their officers, directors and employees to, and shall use commercially reasonable efforts to cause its other Representatives to, cooperate with and assist Buyer, its Affiliates and their respective Representatives (at Buyer’s cost and expense) in connection with the preparation of financial statements pertaining to the Company (unaudited or audited) and any pro forma financial statements of Buyer or any of its Affiliates that are derived in part from the financial statements of the Company (including by using commercially reasonable efforts to obtain the consent of, and customary comfort letters from, accountants with respect thereto), in each case that Buyer reasonably determines are required to satisfy any rule or regulation of the U.S. Securities and Exchange Commission or to satisfy relevant disclosure obligations under applicable securities Laws, including those to be included or incorporated by reference into any filing of Buyer or any of its Affiliates following the Closing. The Parties acknowledge and agree that such requested cooperation shall not unreasonably interfere with the ongoing operations of the Seller Group.

Section 6.18    Seller Profits Interest(s). From and after the Closing, Seller and its Affiliates will retain all obligations and liabilities associated with the Seller Profits Interests and Seller shall indemnify Buyer and its Affiliates for any Liability associated with the Seller Profits Interests.

Section 6.19    Termination of Affiliate Contracts. At or prior to the Adjustment Time, Seller shall (a) cause each Affiliate Contract (other than Affiliate Contracts entered into in compliance with Section 6.21 and other than Affiliate Contracts set forth on Section 3.27(c) of the Seller Disclosure Schedule) to be terminated without any further force or effect and without any continuing Liability of the Company, Buyer or any of their Affiliates from and after the Closing, (b) cause all intercompany accounts between the Seller Group (other than the Company), on the one hand, and the Company, on the other hand, to be settled and paid in full (regardless of the terms of payment of such intercompany accounts), in each case without further Liability thereunder and (c) deliver to Buyer written evidence of such terminations or settlements described in the foregoing clauses (a) and (b) in a form and substance reasonably acceptable to Buyer.

Section 6.20    Closing Cash Distribution. At or prior to the Adjustment Time, except as otherwise agreed by Buyer and Seller, the Company shall distribute all Cash of the Company (other than $10,000,000) to Seller.

Section 6.21    Lucid Parent.

(a)    In addition to its express obligations under this Agreement, Lucid Parent shall cause each member of the Seller Group to comply with the obligations of any member of the Seller Group under this Agreement.

(b)    Prior to the Closing and notwithstanding the provisions of Section 6.1(b)(xix), Lucid Parent shall, and shall cause the Seller Group to, use commercially reasonable efforts to deliver to Buyer an executed assignment of each of the assets set forth on Section 6.21(b) of the Seller Disclosure Schedule (the “Contributed Assets”), evidencing the contribution, assignment, transfer and conveyance to the Company of the Contributed Assets, in form and substance reasonably satisfactory to Buyer; provided, that if such assignments are not complete by Closing, Lucid Parent shall, at its sole cost and expense, (x) continue to use commercially reasonable efforts to contribute, assign, transfer and convey such Contributed Assets to the Company until such Contributed Assets have been contributed, assigned, transferred and conveyed to the Company in form and substance reasonably satisfactory to Buyer and (y) until such Contributed Assets are so conveyed, enter into alternative arrangements with Buyer whereby Buyer receives all benefits and assumes all obligations of the Contributed Assets, subject to any restrictions in underlying Contracts or Law.

(c)    Prior to the Closing, Lucid Parent shall, and shall cause the Seller Group to, use commercially reasonable efforts to ensure that authorized representatives of Buyer and its Affiliates have access to the bank accounts of the Company (including the bank account that is a “Contributed Asset”) immediately following the Closing.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1    Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver in writing by such Party) at or prior to the Closing of each of the following conditions:

(a)    No Adverse Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which is in effect as of the Closing Date and has the effect of prohibiting, restraining or otherwise making illegal the consummation of the transactions contemplated hereby.

(b)    HSR Act. Any required waiting periods (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act (and any applicable timing agreement with any Governmental Authority to toll, stay, or extend any such waiting period, or to delay or not to consummate the transactions contemplated by this Agreement entered into in connection therewith) shall have terminated or expired.

Section 7.2    Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of each of the following additional conditions:

(a)    Accuracy of Buyer’s Representations and Warranties. (i) The representations and warranties of Buyer contained in this Agreement (other the Buyer Fundamental Representations), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in each case on and as of the date hereof and the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, and (ii) the Buyer Fundamental Representations shall be true and correct in all respects as of the date hereof and the Closing Date.

(b)    Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.

(c)    Closing Documents. Buyer shall have delivered all agreements, instruments and documents required to be delivered by Buyer under Section 2.3(c).

(d)    Certificate of Buyer. Seller shall have received a certificate signed by a duly authorized officer of Buyer, dated as of the Closing Date, confirming the matters set forth in Section 7.2(a) and Section 7.2(b).

Section 7.3    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing Date of each of the following additional conditions, subject to any postponements of the Closing Date in accordance with and expressly pursuant to Section 6.14; provided, that if the Condition Satisfaction Date occurs after the date that is ninety (90) days after the date of this Agreement, then all references to the Closing Date in Section 7.3(a)(i), Section 7.3(a)(ii) and Section 7.3(c) shall be deemed to reference the Condition Satisfaction Date:

(a)    Accuracy of Seller’s Representations and Warranties. (i) The representations and warranties of Seller contained in this Agreement (other the Seller Fundamental Representations and the representations and warranties in Section 3.6 (Business of Seller Group) and Section 3.9(a)(ii) (Absence of Certain Changes)), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the date hereof and the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) the representations and warranties in Section 3.9(a)(ii) (Absence of Certain Changes) shall be true and correct in all respects, in each case on and as of the date hereof and the Closing Date, (iii) the Seller Fundamental Representations (other than the representations and warranties in Section 3.3(b) (Capitalization)) shall be true and correct in all respects, in each case on and as of the date hereof and the Closing Date, (iv) the representations and warranties in Section 3.3(b) (Capitalization) shall be true and correct in all respects, in each case on and as of the date hereof and the Closing Date, subject only to such failures to be so true and correct as have had, and would reasonably be expected to have, a de minimis effect, and (v) the representations and warranties in Section 3.6 (Business of Seller Group) shall be true and correct in all material respects, in each case on and as of the date hereof and the Closing Date.

(b)    Covenants and Agreements of Seller. Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Seller prior to the Closing.

(c)    Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date of this Agreement through the Closing Date.

(d)    Closing Documents. On or prior to the Closing Date, Seller shall have delivered all agreements, instruments and documents required to be delivered by Seller pursuant to Section 2.3(b).

(e)    Certificate of Seller. Buyer shall have received a certificate signed by a duly authorized officer of Seller, dated as of the Closing Date, confirming the matters set forth in Section 7.3(a), Section 7.3(b), and Section 7.3(c), in each case, taking into account the proviso in the first paragraph of this Section 7.3, if applicable.

ARTICLE VIII.

SPECIFIC PERFORMANCE; RELEASE

Section 8.1    Specific Performance. Notwithstanding anything in this Agreement to the contrary, (i) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at law, and therefore in the event of any such breach the aggrieved Party shall, without the necessity of posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (ii) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (iii) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Notwithstanding anything to the contrary in this Agreement, each Party may pursue a grant of specific performance pursuant to this Section 8.1.

Section 8.2    Waiver and Release. Except in the event of Fraud, effective as of the Closing, each of Buyer and Seller, on behalf of itself and each of its Affiliates (including the Company, but excluding any Seller Affiliate Portfolio Company) and its and their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, attorneys, assignees, agents, representatives or Representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, Liabilities (including, without limitation, any Liability under applicable Environmental Laws), defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has, may have, or might have or may assert now or in the future, against the other Party or any of its Affiliates (including the Company, but excluding any Seller Affiliate Portfolio Company) or any of its or their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, representatives and Representatives of any of the foregoing, and any and all former, current and future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the Company, the ownership of the Company Interests, the business or the operation, management, use or control of the Business, or the transactions contemplated by this Agreement and the other Transaction Documents, in each case, to the extent relating to such Releasor’s involvement in the Business; provided, however, that nothing contained in this Section 8.2 shall release, waive, discharge, relinquish or otherwise affect the express rights or obligations of any Person under this Agreement or any other Transaction Document or affect any rights that the Buyer or any of its Affiliates may have under the R&W Insurance Policy.

ARTICLE IX.

TERMINATION

Section 9.1    Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of Seller and Buyer;

(b)    by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by September 14, 2022 (as may be extended in accordance with the express provisions of this Agreement, the “Outside Date”), unless extended by written agreement of the Parties; provided, however, that if all of the conditions to Closing other than the conditions set forth in Section 7.1(a) or Section 7.1(b) are satisfied or are capable of being satisfied at such time, the Outside Date shall automatically be extended to December 16, 2023; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligations under this Agreement has been the primary cause of the failure of the Closing to occur on or before the Outside Date;

(c)    by either Seller or Buyer by giving written notice to the other Party if such other Party has breached its representations, warranties, covenants, agreements or other obligations hereunder, or if any representation or warranty of such other Party has become inaccurate, in each case in a manner that (taking all such breaches or inaccuracies into account) would reasonably be expected to cause any condition of such Party giving notice set forth in Sections 7.2(a) or 7.2(b) or Sections 7.3(a) or 7.3(b) as applicable, not to be satisfied and, if of a character capable of being cured, such breach has not been cured within the earlier of (x) three (3) Business Days prior to the Outside Date and (y) thirty (30) days after written notification thereof by the Party seeking termination hereunder (a “Terminable Breach”); provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if such Party is in Terminable Breach at such time.

(d)    by either Seller or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and non-appealable; or

(e)    by Seller if (i) all the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date), (ii) Seller delivers to Buyer written notice on or after the date that Closing is required to occur pursuant to this Agreement and Seller is ready, willing and able to proceed with the Closing and (iii) Buyer does not consummate the Closing within three (3) Business Days of when the Closing is required to occur pursuant to Section 2.3; or

(f)    by Buyer pursuant to Section 6.14(c).

Section 9.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of any Party or its Affiliates in respect thereof, except that (a) provisions of, and the obligations of Buyer and Seller under Section 6.3(d), Section 6.3(e), Section 6.6, this Article IX, Article X, and any of the defined terms to the extent used therein, Section 8.1 with respect to the surviving provisions set forth in this clause (a), and the Confidentiality Agreement shall remain in full force and effect and (b) such termination shall not relieve any Party of any Liability for Fraud or any Willful and Material Breach of this Agreement prior to such termination.

ARTICLE X.

MISCELLANEOUS

Section 10.1    No Survival. As between the Parties, none of the representations, warranties, covenants and other agreements in this Agreement or any certificates delivered pursuant to this Agreement shall survive the Closing (and for the avoidance of doubt, there shall be no remedies available to a Party against the other Party with respect to any breach of any such representations, warranties, covenants and agreements), except for claims of Fraud and such covenants and agreements contained herein or in the Seller Disclosure Schedules which by their terms expressly apply in whole or in part after the Closing and then only in accordance with their respective terms. Without limiting the generality of the foregoing, the Parties hereby acknowledge that:

(a)    the provisions and limitations provided in this Section 10.1 were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Final Purchase Price;

(b)    the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents; and

(c)    this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Nothing in this Section 10.1 shall limit any claim that Buyer may have under any R&W Insurance Policy.

Section 10.2    Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than (a) the Parties and their respective successors and permitted assigns, (b) directors, managers and officers of the Seller Group with respect to Section 6.9, (c) Seller’s and Buyer’s Affiliates with respect to Section 8.2, (d) the Non-Party Affiliates with respect to Section 10.12, and (e) Seller’s Counsel with respect to Section 10.13, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 10.3    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, however, that (a) Buyer shall have the right to assign this Agreement (or any of its rights, interests or obligations hereunder) to any of its Affiliates without the prior written consent of Seller, but no such assignment shall release Buyer from any of its obligations hereunder and (b) Seller shall have the right to assign any of its rights, interests or obligations under Section 6.7, Section 6.8, Section 6.11, Section 6.12(d) and Section 6.15(c) to any of its Affiliates without the prior written consent of Buyer, but no such assignment shall release Seller from any of its obligations hereunder.

Section 10.4    Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or e-mail transmission (in each case, with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Party:

If to Seller		Lucid Energy Group II Holdings LLC
or Lucid Parent:		c/o Lucid Energy Group II LLC
3100 McKinnon Street, Suite 800
Dallas, Texas 75201
Attention: Legal Department
E-mail: contract.admin@lucid-energy.com
Lseabury@lucid-energy.com
Kfrazier@lucid-energy.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
	Attention:	Charles E. Carpenter
James M. Garrett
	E-mail:	charlie.carpenter@lw.com
james.garrett@lw.com

and

c/o Riverstone Holdings LLC
712 Fifth Avenue, 36th Floor
New York, New York 10019
	Attention:	General Counsel
	Email:	legal@riverstonellc.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
	Attention:	Charles E. Carpenter
James M. Garrett
	E-mail:	charlie.carpenter@lw.com
james.garrett@lw.com

and

c/o West Street Capital Partners VII Fund, L.P., West
Street Global Infrastructure Partners III, L.P. and West
Energy Partners, L.P.
200 West Street, 28th Floor
New York, New York 10282
	Attention:	Scott Lebovitz
Sebastien Gagnon
	E-mail:	scott.lebovitz@gs.com
sebastien.gagnon@gs.com

with a copy to (which shall not constitute notice):

Fried, Frank Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
	Attention:	Mark Lucas
Erica Jaffe
	E-mail:	mark.lucas@friedfrank.com
erica.jaffe@friedfrank.com

If to Buyer:	Lasso Acquiror LLC
c/o Targa Resources Corp.
811 Louisiana, Suite 2100
Houston, Texas 77002
	Attention:	Chief Financial Officer; General Counsel
	E-mail:	[ ]@targaresources.com
[ ]@targaresources.com

with a copy to (which shall not constitute notice):
Vinson & Elkins LLP
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention:	Christopher Collins
Benjamin Barron
E-mail:	chriscollins@velaw.com
bbarron@velaw.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received (i) when delivered by hand or transmitted by e-mail (in each case, with acknowledgment received, provided, however, any out of “out-of-office” e-mail or other similar automatically reply shall not constitute an affirmative acknowledgment of receipt), (ii) three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 10.5    Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 10.6    Exhibits and Schedules.

(a)    All Exhibits and Schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.

(b)    Any disclosure made by a Party in the Disclosure Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.7    Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 10.8    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.9    Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto) and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 10.10    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Company Interests be enforceable absent enforceability of the obligation of Buyer to pay the Final Purchase Price, and vice versa.

Section 10.11    Expenses. Unless otherwise provided herein, including as provided in Section 2.2, each of Buyer and Seller agrees to pay or cause to be paid, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 10.12    No Recourse Against Non-Party Affiliates. Notwithstanding anything to the contrary contained in this Agreement or in the other Transaction Documents, (a) all Liabilities, or Actions (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document), may be made only against (and are those solely of) the Persons that are expressly identified as parties hereto in the preamble to this Agreement or, in the case of each other

Transaction Document, the Persons that are expressly identified as parties thereto (the “Contracting Parties”), and any such Action shall be brought only against the parties to the applicable Transaction Document, (b) no Person who is not a Contracting Party, including any past, present or future Representative, incorporator, equityholder or Affiliate of such Contracting Party or Affiliate of any of the foregoing (in each case, except a Contracting Party) (the “Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any Actions or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the other Transaction Documents, as applicable, or based on, in respect of, or by reason of this Agreement or any of the other Transaction Documents in the negotiation, execution, performance, or breach thereof; and, to the maximum extent permitted by Law, each Contracting Party hereby irrevocably and unconditionally waives and releases all such Liabilities, Actions and other obligations against any such Non-Party Affiliates. Without limiting the generality of the foregoing, to the maximum extent permitted by Law, (i) each Contracting Party hereby irrevocably and unconditionally waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party irrevocably and unconditionally disclaims any reliance upon any Non-Party Affiliates with respect to the performance of any of the Transaction Documents or any representation or warranty made in, in connection with, or as an inducement to any of the Transaction Documents.

Section 10.13    Legal Representation.

(a)    It is acknowledged by each of the Parties that the Company and Seller have retained Latham & Watkins LLP and Fried, Frank, Harris, Shriver & Jacobson LLP (collectively, “Seller’s Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Seller’s Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby. Seller and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates (including the Company), on the other hand, are adverse, arises after the Closing between Buyer or any of its Affiliates (including the Company), on the one hand, and Seller or any of its Affiliates, on the other hand, Seller’s Counsel shall not be precluded from representing any or all of Seller and its Affiliates in such dispute due to Seller’s Counsel’s representation of Seller and the Company in connection with the transactions contemplated hereby, even though the interests of Seller and its Affiliates may be directly adverse to Buyer or the Company.

(b)    Seller and Buyer and their respective Affiliates, including following the Closing with respect to the Company, acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Buyer, the Company or any of their respective Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement or otherwise, (i) as to all communications among Seller’s Counsel, the Company, Seller or any of its Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Seller or its Affiliates (other than the Company), and may be controlled by Seller or its Affiliates (other than the Company), and shall not pass to or be claimed by Buyer, the Company, or any of their respective Affiliates; provided that, after the Closing, in the event that a dispute arises between Buyer or any of its Affiliates (including the Company), on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of such information to such third party and (ii) Seller’s Counsel may disclose to Seller or its Affiliates any information learned by Seller’s Counsel in the course of its representation of Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, of Seller’s Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have access to any such communications, or to the files of Seller’s Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files of Seller’s Counsel constitute property of the client, only Seller and its Affiliates shall hold such property rights and (B) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller’s Counsel and the Company or otherwise.

(c)    If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including the Company), shall be entitled to waive such privilege only with the consent of Seller.

Section 10.14    Governing Law. This Agreement and all claims or causes of action based upon, arising out of or relating to this Agreement and the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict or choice of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.15    Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of the State of New York, or if such court does not have jurisdiction, the state courts of the State of New York located in New York County for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and irrevocably agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further irrevocably agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 10.4 shall be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (x) the United States District Court for the Southern District of the State

of New York or (y) the state courts of the State of New York located in New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b)    EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 10.16    Counterparts. This Agreement may be executed in any number of original, PDF or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 10.17    No Reliance.

(a)    BUYER HAS RELIED SOLELY ON THE EXPRESS REPRESENTATIONS GIVEN BY SELLER IN ARTICLE III, ARTICLE IV, THE OTHER TRANSACTION DOCUMENTS TO WHICH SELLER IS OR AT THE CLOSING WILL BE A PARTY AND ANY CERTIFICATE DELIVERED BY SELLER IN CONNECTION THEREWITH AND ITS OWN LEGAL, TAX AND FINANCIAL ADVISERS FOR ITS EVALUATION OF ITS INVESTMENT DECISION TO PURCHASE THE COMPANY INTERESTS AND TO ENTER INTO THIS AGREEMENT AND NOT ON THE ADVICE OF SELLER, ANY OF ITS AFFILIATES OR ITS OR THEIR LEGAL, TAX OR FINANCIAL ADVISERS. BUYER ACKNOWLEDGES THAT ANY FINANCIAL PROJECTIONS THAT MAY HAVE BEEN PROVIDED TO IT ARE BASED ON ASSUMPTIONS OF FUTURE OPERATING RESULTS BASED ON ASSUMPTIONS ABOUT CERTAIN EVENTS (MANY OF WHICH ARE BEYOND THE CONTROL OF SELLER OR THE COMPANY). BUYER UNDERSTANDS THAT NO ASSURANCES OR REPRESENTATIONS CAN BE GIVEN THAT THE ACTUAL RESULTS OF THE OPERATIONS OF THE COMPANY WILL CONFORM TO THE PROJECTED RESULTS FOR ANY PERIOD. BUYER SPECIFICALLY ACKNOWLEDGES THAT NO REPRESENTATION OR WARRANTY HAS BEEN MADE, AND THAT BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, AS TO THE ACCURACY OF ANY PROJECTIONS, ESTIMATES OR BUDGETS, FUTURE

REVENUES, FUTURE RESULTS FROM OPERATIONS, FUTURE CASH FLOWS, THE FUTURE CONDITION (WHETHER FINANCIAL OR OTHER) OF THE COMPANY, OR THE BUSINESS OR ASSETS THEREOF, OR ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES, EXCEPT AS SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED IN CONNECTION THEREWITH. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 10.17(A) SHALL AFFECT OR OTHERWISE LIMIT THE ABILITY OF BUYER TO RECOVER (I) IN THE CASE OF FRAUD OR (II) ANY CLAIM MADE OR AVAILABLE UNDER THE R&W INSURANCE POLICY FOR ANY MATTER COVERED THEREUNDER.

(B)    BUYER, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS AND OTHER REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT (I) NONE OF SELLER OR THE COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS OR OTHER REPRESENTATIVES, OR ANY OTHER PERSON, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III, ARTICLE IV, THE OTHER TRANSACTION DOCUMENTS TO WHICH SELLER IS OR AT THE CLOSING WILL BE A PARTY AND ANY CERTIFICATE DELIVERED BY SELLER IN CONNECTION THEREWITH, INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TRADE AS TO ANY OF THE ASSETS OF THE COMPANY, (II) NONE OF BUYER, ANY OF ITS AFFILIATES AND ANY OF ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS AND OTHER REPRESENTATIVES, HAS RELIED ON OR IS RELYING ON ANY REPRESENTATION, WARRANTY OR STATEMENT OF ANY KIND BY SELLER OR THE COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS OR OTHER REPRESENTATIVES, OR ANY OTHER PERSON, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III, ARTICLE IV, THE OTHER TRANSACTION DOCUMENTS TO WHICH SELLER IS OR AT THE CLOSING WILL BE A PARTY AND ANY CERTIFICATE DELIVERED BY SELLER IN CONNECTION THEREWITH, INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TRADE AS TO ANY OF THE ASSETS OF THE COMPANY, AND (III) EACH OF SELLER, THE COMPANY, AND EACH OF THEIR RESPECTIVE AFFILIATES, AGENTS AND OTHER REPRESENTATIVES HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III, ARTICLE IV, THE OTHER TRANSACTION DOCUMENTS TO WHICH SELLER IS OR AT THE CLOSING WILL BE A PARTY AND ANY CERTIFICATE DELIVERED BY SELLER IN CONNECTION THEREWITH. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS OR OTHER PREDICTIONS THAT MAY BE CONTAINED OR REFERRED TO IN THE SCHEDULES OR ELSEWHERE, AS WELL AS ANY INFORMATION, DOCUMENTS OR

OTHER MATERIALS (INCLUDING ANY SUCH MATERIALS CONTAINED IN ANY “DATA ROOM” OR REVIEWED BY BUYER OR ANY OF ITS AFFILIATES, AGENTS OR OTHER REPRESENTATIVES PURSUANT TO THE CONFIDENTIALITY AGREEMENT) OR MANAGEMENT PRESENTATIONS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO BUYER OR ANY OF ITS AFFILIATES, AGENTS OR OTHER REPRESENTATIVES ARE NOT AND WILL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF SELLER OR THE COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS OR OTHER REPRESENTATIVES, AND NO REPRESENTATION OR WARRANTY IS MADE AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE FOREGOING. BUYER UNDERSTANDS AND AGREES THAT ANY INVENTORY, EQUIPMENT, VEHICLES, ASSETS, PROPERTIES AND BUSINESS OF THE COMPANY ARE FURNISHED “AS IS”, “WHERE IS” AND, SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, ARTICLE IV, THE OTHER TRANSACTION DOCUMENTS TO WHICH SELLER IS OR AT THE CLOSING WILL BE A PARTY AND ANY CERTIFICATE DELIVERED BY SELLER IN CONNECTION THEREWITH, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 10.17(B) SHALL AFFECT OR OTHERWISE LIMIT THE ABILITY OF BUYER TO RECOVER (I) IN THE CASE OF FRAUD OR (II) ANY CLAIM MADE OR AVAILABLE UNDER THE R&W INSURANCE POLICY FOR ANY MATTER COVERED THEREUNDER.

Section 10.18    Xerox Provision. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Buyer or any of its Affiliates under or pursuant to the Bridge Commitment Letter, any Bridge Financing Document or any other agreement entered into with respect to the Bridge Financing), Seller, on behalf of itself and each of its controlled Affiliates, hereby:

(a)    (i) waives any and all claims and causes of action against the Bridge Financing Sources relating to or arising out of this Agreement, the Bridge Commitment Letter, any Bridge Financing Document or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (ii) agrees that none of the Bridge Financing Sources will have any liability to Seller or any of its Affiliates or its or their respective directors, officers, employees, agents, partners, managers, members or shareholders relating to or arising out of this Agreement, the Bridge Commitment Letter, any Bridge Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (iii) agrees not to seek to enforce commitments or other rights under the Bridge Commitment Letter or any contract entered into with respect to the Bridge Financing against, or make any claims for breach of such commitments, or such other rights against, or to seek to recover monetary damages from, the Bridge Financing Sources, or otherwise sue the Bridge Financing Sources for any reason related to the Bridge Commitment Letter or any Bridge Financing Document;

(b)    agrees not to bring, or support any Person in bringing, or permit any of its Affiliates involved in the Business to bring, or support any Person in bringing, any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against, or seek to recover monetary damages from, any Bridge Financing Sources in any way arising out of or relating to this Agreement, the Bridge Financing, the Bridge Commitment Letter, any Bridge Financing Document or any of the transactions contemplated hereby or thereby, other than the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York and any appellate court thereof;

(c)    agrees that any proceeding whether in law or equity, whether in contract or in tort or otherwise, involving any of the Bridge Financing Sources in any way arising out of or relating to this Agreement, the Bridge Financing or any Bridge Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court;

(d)    irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such proceeding of any such court;

(e)    agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state);

(f)    agrees that service of process upon Seller or its controlled Affiliates in any such proceeding shall be effective if notice is given in accordance with the notice provisions of this Agreement;

(g)    knowingly, intentionally and voluntarily waives (to the fullest extent permitted by applicable Law) trial by jury in any proceeding brought against the Bridge Financing Sources in any way arising out of or relating to this Agreement, the Bridge Financing, the Bridge Commitment Letter, any Bridge Financing Document or any of the transactions contemplated hereby or thereby;

(h)    agrees that the Bridge Financing Sources are express third-party beneficiaries of, and may enforce, this Section 10.18 and any of the provisions in this Agreement reflecting the agreements set forth in this Section 10.18; and

(i)    agrees that the provisions in this section, the definitions used (and as used) in this Section 10.18 and any other provisions in this Agreement to the extent an amendment, waiver or modification thereof would adversely affect the substance of any of the foregoing as it affects the Bridge Financing Sources, shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Bridge Financing Sources without the prior written consent of the Bridge Financing Sources party to the Bridge Commitment Letter.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:

Lucid Energy Group II Holdings, LLC

By:	/s/ Michael J. Latchem
Name:	Michael J. Latchem
Title:	President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

BUYER:

LASSO ACQUIROR LLC

By:	/s/ Matthew J. Meloy
Name:	Matthew J. Meloy
Title:	Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

Solely for purposes of Section 6.21, Article VIII and Article X,

LUCID PARENT:

LUCID ENERGY GROUP II LLC

By:	/s/ Michael J. Latchem
Name:	Michael J. Latchem
Title:	President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

Schedule A

Accounting Principles

See attached.

Schedule B

Illustrative Adjusted Working Capital Example

See attached.

Exhibit A

Form of Assignment Agreement

See attached.